UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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General Dynamics Corporation

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March 15, 2013

Dear Fellow Shareholder:

You are invited to our Annual Meeting of Shareholders on Wednesday, May 1, 2013, at 9:00 a.m. local time. The meeting will be held at our headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia. The principal items of business will be the election of directors, an advisory vote on the selection of the company’s independent auditors, and an advisory vote to approve executive compensation. Shareholders may raise other matters as described in the accompanying proxy statement.

We are providing this year’s proxy materials on the Internet for most of our shareholders as permitted by Securities and Exchange Commission rules. Internet access to our proxy materials will expedite receipt for many of our shareholders and help to keep mailing costs for our annual meeting as low as possible. Page 1 of our proxy statement provides additional information on proxy materials distribution.

Your vote is important. We encourage you to consider carefully the matters before us.

Sincerely yours,

Phebe N. Novakovic

Chairman and Chief Executive Officer

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042-4513

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 1, 2013

The Proxy Statement and 2012 Annual Report are available at www.generaldynamics.com/2013proxy.

The Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation, will be held on Wednesday, May 1, 2013, at 9:00 a.m. local time at the General Dynamics Corporation headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia. Proposals to be considered at the Annual Meeting include:

(1)	the election of 10 directors from the nominees named in the proxy statement;

(2)	an advisory vote on the selection of KPMG LLP, an independent registered public accounting firm, as the company’s independent auditors for 2013;

(3)	an advisory vote to approve executive compensation;

(4)	a shareholder proposal regarding lobbying disclosure, provided it is presented properly at the meeting;

(5)	a shareholder proposal regarding a human rights policy, provided it is presented properly at the meeting; and

(6)	the transaction of all other business that properly comes before the meeting or any adjournment or postponement of the meeting.

The Board of Directors unanimously recommends that you vote FOR proposals 1, 2 and 3.

The Board of Directors unanimously recommends that you vote AGAINST proposals 4 and 5.

The Board of Directors set the close of business on March 7, 2013, as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting. It is important that your shares be represented and voted at the meeting. Please complete, sign and return a proxy card, or use the telephone or Internet voting systems.

A copy of the 2012 Annual Report accompanies this Notice and Proxy Statement and is available on the website listed above.

By Order of the Board of Directors,

Gregory S. Gallopoulos

Secretary

Falls Church, Virginia

March 15, 2013

Proxy Statement

March 15, 2013

The Board of Directors of General Dynamics Corporation is soliciting your proxy for the Annual Meeting of Shareholders to be held on May 1, 2013, at 9:00 a.m. local time, or at any adjournment or postponement of the meeting. This Proxy Statement, and the accompanying Notice of Annual Meeting of Shareholders and proxy card, are being distributed on or about March 15, 2013, to holders of General Dynamics common stock, par value $1.00 per share (Common Stock). General Dynamics is a Delaware corporation.

Information Regarding Voting

All shareholders of record at the close of business on March 7, 2013, are entitled to vote their shares of Common Stock at the Annual Meeting. On the record date, General Dynamics had 354,019,542 shares of Common Stock issued and outstanding.

Annual Meeting Attendance

Attending the Annual Meeting.    All shareholders are welcome to attend the Annual Meeting. You will need an admission card or proof of ownership of Common Stock and personal photo identification for admission. If you hold shares directly in your name as a shareholder of record with our transfer agent, Computershare Trust Company, N.A. (Computershare), you may obtain an admission card through the telephone or Internet voting systems or by marking the appropriate box on your proxy card (if you received or requested one). If your shares are held by a bank, broker or other holder of record (commonly referred to as registered in “street name”), you are considered a beneficial owner of those shares rather than a shareholder of record. In that case, you must present at the Annual Meeting proof of your beneficial ownership of Common Stock, such as a recent bank or brokerage statement.

Quorum for the Transaction of Business.    A quorum is the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the record date. If you submit a properly completed proxy in accordance with one of the voting procedures described below or appear at the Annual Meeting to vote in person, your shares of Common Stock will be considered present. For purposes of determining whether a quorum exists, abstentions and broker non-votes (as described below) will be counted as present. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the Annual Meeting may be adjourned.

Proxy Materials Distribution

As permitted by the rules of the Securities and Exchange Commission (SEC), we are providing the proxy materials for our 2013 Annual Meeting via the Internet to most of our shareholders. Use of the Internet will expedite receipt of the 2013 proxy materials by many of our shareholders and will help to keep mailing costs for our Annual Meeting as low as possible. For shareholders who are participants in our 401(k) plans we are required to deliver proxy materials in hard copy. On March 15, we initiated delivery of proxy materials to our shareholders of record in one of two ways: (1) a notice containing instructions on how to access proxy materials via the Internet or (2) a printed copy of those materials. If you received a notice in lieu of a printed copy of the proxy materials, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the notice provides instructions on how to access the proxy materials on the Internet and how to vote online or by telephone. If you received such a notice and would also like to receive a printed copy of the proxy materials, the notice includes instructions on how you may request a printed copy.

Voting

Voting Procedures.    You must be a shareholder of record on the record date to vote your shares at the Annual Meeting. Each shareholder of record is entitled to one vote on all matters presented at the Annual Meeting for each share of Common Stock held. You are considered a shareholder of record if your shares are registered directly in your name with Computershare as of the record date. If you are a shareholder of record, Computershare provides proxy materials to you on our behalf. If your shares are registered in different names or held in more than one account, you may receive more than one proxy card or set of voting instructions. In that case, you will need to vote separately for each set of shares in accordance with the following voting procedures.

Shareholders of record may cast their vote by:

(1)	signing and dating each proxy card received and returning each card using the prepaid postage envelope;
(2)	calling 1-800-652-VOTE (1-800-652-8683) or, outside the United States, Canada and Puerto Rico, calling 1-781-575-2300 and following the instructions provided on the phone line;
(3)	accessing www.envisionreports.com/gd and following the instructions provided online; or
(4)	attending the Annual Meeting and voting by ballot.

The telephone and Internet voting systems are available 24 hours a day. They will close at 1:00 a.m. eastern time on May 1, 2013. Please note that the voting deadline differs for participants in our 401(k) plans, as described below. All shares represented by properly executed, completed and unrevoked proxies that are received on time will be voted at the Annual Meeting in accordance with the specifications made in the proxy card. If you return a signed proxy card but do not specifically direct the voting of shares, your proxy will be voted as follows:

(1)	FOR the election of directors as described in this Proxy Statement;
(2)	FOR the selection, on an advisory basis, of KPMG LLP as the independent auditors of the company;
(3)	FOR the approval, on an advisory basis, of the compensation of the named executive officers;
(4)	AGAINST the shareholder proposals described in this Proxy Statement; and
(5)	in accordance with the judgment of the proxy holders for other matters that may properly come before the Annual Meeting.

If your shares are held by a bank, broker or other holder of record, you are the beneficial owner of those shares rather than the shareholder of record. If you are a beneficial owner, your bank, broker or other holder of record will forward the proxy materials to you. As a beneficial owner, you have the right to direct the voting of your shares by following the voting instructions provided with these proxy materials. Please refer to the proxy materials forwarded by your bank, broker or other holder of record to see if the voting options described above are available to you.

Fidelity Management Trust Company (Fidelity), as trustee, is the holder of record of the shares of Common Stock held in our 401(k) plans – the General Dynamics Corporation 401(k) Plan and the General Dynamics Corporation 401(k) Plan for Represented Employees. If you are a participant in one of these plans, you are the beneficial owner of the shares of Common Stock credited to your plan account. As beneficial owner and named fiduciary, you have the right to instruct Fidelity, as plan trustee, how to vote your shares. If you do not provide Fidelity with timely voting instructions then, consistent with the terms of the plans, Evercore Trust Company, N.A. (Evercore) will direct Fidelity, in Evercore’s discretion, how to vote the shares. Evercore serves as the independent fiduciary and investment manager for the General Dynamics Stock Fund of the 401(k) plans.

Computershare provides proxy materials to participants in these plans on behalf of Fidelity. If you are a plan participant and a shareholder of record, Computershare may combine the shares registered directly in your name and the shares credited to your 401(k) plan account onto one proxy card. If Computershare does not combine your shares, you will receive more than one set of proxy materials. In that case, you will need to submit a vote for each set of shares. The vote you submit via proxy card or the telephone or Internet voting systems will serve as your voting instructions to Fidelity. To allow sufficient time for Fidelity to vote your 401(k) plan shares, your vote or any re-vote must be received by 9 a.m. eastern time on April 29, 2013.

Revoking a Proxy.    A shareholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by:

(1)	sending written notice of revocation to our Corporate Secretary;
(2)	submitting another proxy card that is dated later than the original proxy card;
(3)	re-voting by using the telephone or Internet voting systems; or
(4)	attending the Annual Meeting and voting by ballot (attendance at the Annual Meeting alone will not act to revoke a prior proxy).

Our Corporate Secretary must receive notice of revocation, or a subsequent proxy card, before the vote at the Annual Meeting for a revocation to be valid. Except as described above for participants in our 401(k) plans, a re-vote by the telephone or Internet voting systems must occur before 1:00 a.m. eastern time on May 1, 2013. If you are a beneficial owner, you must revoke your proxy through the appropriate bank, broker or other holder of record.

Vote Required

Broker Non-Vote.    A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner. Banks, brokers and other holders of record have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange, such as the advisory vote on the selection of the independent auditors. On non-routine matters, such as the election of directors, executive compensation matters and the shareholder proposals, these banks, brokers and other holders of record do not have discretion to vote uninstructed shares and thus are not “entitled to vote” on such proposals, resulting in a broker non-vote for those shares. We encourage all shareholders that hold shares through a bank, broker or other holder of record to provide voting instructions to such parties to ensure that their shares are voted at the Annual Meeting.

Proposal 1 – Election of the Board of Directors of the Company.    Directors will be elected by a majority of the votes cast and entitled to vote at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. You may vote for, vote against or abstain from voting for any or all nominees. Abstentions and broker non-votes will not be counted as a vote cast “for” or “against” a director’s election.

Proposal 2 – Selection of Independent Auditors.    This proposal requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved. You may vote for, vote against or abstain from voting on this matter. Abstentions will have the effect of a vote against this proposal.

Proposal 3 – Advisory Vote to Approve Executive Compensation.    This proposal requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved. You may vote for, vote against or abstain from voting on this matter. Abstentions will have the effect of a vote against this proposal.

Proposals 4 and 5 – Shareholder Proposals.    Proposals 4 and 5 each require an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the proposal to be approved. You may vote for, vote against or abstain from voting on these matters. Abstentions will have the effect of a vote against these proposals.

Voting Tabulation.    Representatives of American Election Services, LLC, will tabulate the vote at the Annual Meeting.

Proxy Solicitation.    The Board of Directors is soliciting proxies from shareholders. Directors, officers and other employees of General Dynamics may solicit proxies from our shareholders by mail, e-mail, telephone, facsimile or in person. In addition, Innisfree M&A Incorporated (Innisfree), 501 Madison Avenue, New York, New York, is soliciting brokerage firms, dealers, banks, voting trustees and their nominees.

We will pay Innisfree approximately $15,000 for soliciting proxies for the Annual Meeting and will reimburse brokerage firms, dealers, banks, voting trustees, their nominees and other record holders for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of Common Stock. We will not provide compensation, other than their usual compensation, to our directors, officers and other employees who solicit proxies.

Election of the Board of Directors of the Company

(Proposal 1)

This year 10 nominees are standing for election to the Board of Directors. Each nominee elected as a director will hold office until:

(1)	the next annual meeting and his or her successor is elected and qualified, or

(2)	his or her earlier death, removal or resignation.

In the event that any nominee withdraws or for any reason is unable to serve as a director, your proxy will be voted for any remaining nominees (except as otherwise indicated in your proxy) and any replacement nominee designated by the Nominating and Corporate Governance Committee of the Board of Directors.

Mary T. Barra, 51, director since 2011.

Senior Vice President, Global Product Development, of General Motors Company since February 2011. Vice President, Global Human Resources, from 2009 to January 2011. Vice President, Global Manufacturing Engineering, from 2008 to 2009. Executive Director, Vehicle Manufacturing Engineering, from 2004 to 2008.

Ms. Barra’s business and educational background, including a bachelor’s degree in electrical engineering and a master’s degree in business administration, enables her to provide valuable strategic, operational and business advice to the company. Ms. Barra’s current position with General Motors as senior vice president, global product development, and her former positions as vice president, global human resources, and vice president, global manufacturing engineering, position her well to advise our businesses on a broad range of matters in the areas of human resources, engineering, manufacturing, and research and development. Her strong and diversified business background provides her with a deep understanding of the challenges facing large public companies with complex global operations.

Nicholas D. Chabraja, 70, director since 1994.

Chairman from June 1997 to May 2010. Chief Executive Officer from June 1997 to July 2009. Vice Chairman from December 1996 to May 1997. Executive Vice President from March 1994 to December 1996. Mr. Chabraja currently serves as a director of Northern Trust Corporation and as non-executive chairman of Tower International, Inc. He served as a director of Ceridian Corporation, a former public company, within the past five years.

Mr. Chabraja’s 15 years of service as a senior executive officer and 12-year tenure as chairman and chief executive officer of our company make him an experienced and trusted advisor. He has in-depth knowledge of all aspects of General Dynamics and a deep understanding and appreciation of our customers, business operations and approach to risk management. His service at General Dynamics combined with his service on other public company boards provides him with a valuable perspective on governance and management matters that face large public companies.

James S. Crown, 59, director since 1987.

Lead Director since May 2010. President of Henry Crown and Company (diversified investments) since 2002. Vice President of Henry Crown and Company from 1985 to 2002. Mr. Crown currently serves as a director of J.P. Morgan Chase & Co. He served as a director of Sara Lee Corporation within the past five years.

As the longest-serving member of our board and a significant shareholder, Mr. Crown has an abundance of knowledge regarding General Dynamics and its history. As president of Henry Crown and Company, a private investment firm with diversified interests, Mr. Crown has broad experience in general business management and capital deployment strategies. His many years of service as a director of our company and two other large public companies provide him with a deep understanding of the roles and responsibilities of a board of a large public company.

William P. Fricks, 68, director since 2003.

Chairman and Chief Executive Officer of Newport News Shipbuilding Inc. from 1997 to 2001. Chief Executive Officer and President of Newport News Shipbuilding Inc. from 1995 to 1996.

Mr. Fricks’ prior senior executive positions at Newport News Shipbuilding Inc., including chairman and chief executive officer, president and chief executive officer, vice president-finance, controller and treasurer, give him critical knowledge of the management, financial and operational requirements of a large company and a keen understanding of our key customers. In these positions, Mr. Fricks gained extensive experience in dealing with accounting principles and financial reporting, evaluating financial results and the financial reporting process of a large company. Based on this experience, the Board has determined that Mr. Fricks is an Audit Committee Financial Expert.

Paul G. Kaminski, 70, director since 1997.

Under Secretary of U.S. Department of Defense for Acquisition and Technology from 1994 to 1997. Chairman and Chief Executive Officer of Technovation, Inc., (consulting) since 1997. Senior Partner of Global Technology Partners, LLC, (consulting) from 1998 to 2010.

Dr. Kaminski’s prior service as the Under Secretary of Defense for Acquisition and Technology provides him with valuable insight into research and development, procurement, acquisition reform and logistics at the U.S. Department of Defense. In addition, Dr. Kaminski’s education and business background in advanced technology, including dual master’s degrees in aeronautics-astronautics and electrical engineering and a doctorate in aeronautics and astronautics, enables him to provide valuable strategic and business advice to our aerospace and defense businesses.

John M. Keane, 70, director since 2004.

Retired General, U.S. Army. Vice Chief of Staff of the Army from 1999 to 2003. President of GSI, LLC, (consulting) since 2004. Senior Partner of SCP Partners (private equity) from 2009 to 2012. Managing Director of Keane Advisors, LLC, (private equity) from 2005 to 2009. Chairman of the Institute for the Study of War. Mr. Keane currently serves as a director of MetLife, Inc. He served as a director of Cyalume Technologies Holdings, Inc., and M&F Worldwide Corp., each a former public company, within the past five years.

Prior to retiring from the U.S. Army at the rank of General, Mr. Keane served as Vice Chief of Staff of the Army. As a senior officer, Mr. Keane managed significant operating budgets and addressed complex operational and strategic issues. Mr. Keane’s astute appreciation for the complexities of the U.S. military and the defense industry combined with his demonstrated leadership and management skills make him a valuable advisor to our aerospace and defense businesses. Mr. Keane has gained a strong understanding of public company governance and operations through his service on three public company boards.

Lester L. Lyles, 66, director since 2003.

Retired General, U.S. Air Force. Commander, Air Force Materiel Command from 2000 to 2003. Vice Chief of Staff of the Air Force from 1999 to 2000. Chairman of the Board of United States Automobile Association since November 2012 and Vice Chairman from November 2008 to November 2012. Mr. Lyles currently serves as a director of KBR, Inc., and Precision Castparts Corp. He served as a director of DPL, Inc., and MTC Technologies, Inc., each a former public company, within the past five years.

Prior to retiring from the U.S. Air Force at the rank of General, Mr. Lyles served as Commander of the Air Force Materiel Command and Vice Chief of Staff of the U.S. Air Force. In these positions, Mr. Lyles managed significant operating budgets and addressed complex operational issues. The broad knowledge of the U.S. military and the defense industry he attained through these experiences, combined with his engineering and aerospace educational background, enable Mr. Lyles to provide critical strategic and business advice to our aerospace and defense businesses. In addition, Mr. Lyles has gained a thorough understanding of challenges that face public companies through his service on public company boards.

Phebe N. Novakovic, 55, director since 2012.

Chairman and Chief Executive Officer of the company since January 2013. President and Chief Operating Officer of the company from May 2012 through December 2012. Executive Vice President, Marine Systems, from May 2010 to May 2012. Senior Vice President, Planning and Development, from 2005 to May 2010. Vice President, Strategic Planning, from 2002 to 2005. Ms. Novakovic currently serves as a director of Abbott Laboratories.

Ms. Novakovic’s service as a senior officer of General Dynamics since 2002 makes her a valuable and trusted advisor. Through her roles as chairman and chief executive officer, president and chief operating officer, and executive vice president, Marine Systems, she has developed a deep understanding of the company’s business operations, growth opportunities and challenges. As senior vice president, planning and development, she gained a strong understanding of our core customers and the global marketplace in which we operate. Ms. Novakovic’s current service as a public company director provides her with a valuable perspective on corporate governance matters and the roles and responsibilities of a public company board.

William A. Osborn, 65, director since 2009.

Chairman of Northern Trust Corporation (multibank holding company) from October 1995 to November 2009. Chief Executive Officer of Northern Trust Corporation from 1995 through 2007 and President of Northern Trust Corporation and The Northern Trust Company (banking services) from 2003 to 2006. Mr. Osborn currently serves as a director of Abbott Laboratories and Caterpillar, Inc. He served as a director of Northern Trust Corporation within the past five years.

Mr. Osborn’s prior service as a senior executive of Northern Trust Corporation, including as chairman and chief executive officer, and president and chief operating officer, provides him with extensive knowledge of the complex financial, operational and governance issues of a large public company. He brings to our Board a well-developed awareness of financial strategy and asset management and a strong understanding of public company governance. The Board has determined that Mr. Osborn’s extensive experience with accounting principles, financial reporting and evaluation of financial results qualifies him as an Audit Committee Financial Expert.

Robert Walmsley, 72, director since 2004.

Retired Vice Admiral, Royal Navy. Chief of Defence Procurement for the United Kingdom Ministry of Defence from 1996 to 2003. Senior Advisor to Morgan Stanley & Co. Limited (investment banking) from February 2004 to October 2012. Mr. Walmsley currently serves as a director of Cohort plc and Ultra Electronics plc. He served as a director of British Energy Group plc, a former public company, within the past five years.

Mr. Walmsley’s prior service as Chief of Defence Procurement for the United Kingdom Ministry of Defence gives him acute comprehension of international defense matters. Moreover, his service as a Vice Admiral in the Royal Navy and his appointments as Controller, Chairman of the Naval Nuclear Technical Safety Panel and Director General, Submarines, provide him with an important perspective on our aerospace and defense businesses. Mr. Walmsley’s service as a public company director in the United States and the United Kingdom positions him well to understand complex operational and governance matters at a large public company.

Based on its Bylaws and Corporate Governance Guidelines, the company’s policy is not to nominate individuals for election to the Board of Directors who have reached the age of 72 as of the scheduled date for the annual meeting. However, the Nominating and Corporate Governance Committee recommended and the Board unanimously requested that Robert Walmsley stand for re-election. The Board took this action in recognition of the continued valuable counsel and insight that Mr. Walmsley provides to the Board with respect to international defense matters and the complex operational and governance matters of a large public company.

Your Board of Directors unanimously recommends a vote FOR all the director nominees listed above.

Governance of the Company

Board of Directors

The Board of Directors oversees General Dynamics’ business and affairs pursuant to the General Corporation Law of the State of Delaware and our Certificate of Incorporation and Bylaws. The Board is the ultimate decision-making body, except on matters reserved for the shareholders.

Corporate Governance Guidelines

Our Board of Directors believes that a commitment to good corporate governance enhances shareholder value. To that end, on the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted governance policies and procedures to ensure effective governance of both the Board and the company. The policies and procedures are stated in the General Dynamics Corporate Governance Guidelines, available on our website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions. The Board regularly reviews these guidelines and updates them periodically in response to changing regulatory requirements and evolving best practices.

Codes of Ethics

Since the inception of a formal ethics program in 1985, our Board of Directors and management have devoted significant time and resources to maintaining an active and robust ethics program. We have a Standards of Business Ethics and Conduct Handbook that applies to all employees. This handbook, known as the “Blue Book,” has been updated and improved as we have grown and changed over the years. Our ethics program also includes a 24-hour ethics helpline, which employees can access via telephone or online, to communicate any business ethics-related concerns, and periodic training on ethics and compliance topics for all employees.

We also have adopted ethics codes specifically applicable to our financial professionals and our Board of Directors. The Code of Ethics for Financial Professionals, which supplements the Blue Book, applies to our chief executive officer, chief financial officer, controller and any person performing similar financial functions. Also, there is a Code of Conduct for Members of the Board of Directors that embodies our Board’s commitment to manage our business in accordance with the highest standards of ethical conduct.

Copies of the Standards of Business Ethics and Conduct Handbook, Code of Ethics and Code of Conduct are available on our website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request. We will disclose on our website any amendments to or waivers from the Standards of Business Ethics and Conduct, Code of Ethics or Code of Conduct on behalf of any of our executive officers, financial professionals or directors.

Related Person Transactions Policy

Our Board of Directors has adopted a written policy on the review and approval of related person transactions. Related persons covered by the policy are:

(1)	executive officers, directors and director nominees;

(2)	any person who is known to be a beneficial owner of more than 5 percent of our voting securities;

(3)	any immediate family member of any of the foregoing persons; or

(4)	any entity in which any of the foregoing persons has or will have a direct or indirect material interest.

A related person transaction is defined by this policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which: (1) General Dynamics will be a participant; (2) the amount involved exceeds $120,000; and (3) any related person will have a direct or indirect material interest. The following interests and transactions are not subject to the policy:

(1)	director compensation that has been approved by the Board;

(2)	a transaction where the rates or charges are determined by competitive bid; or

(3)	a compensatory arrangement solely related to employment with General Dynamics (or a subsidiary) that has been approved by the Compensation Committee, or recommended by the Compensation Committee to the Board.

The Nominating and Corporate Governance Committee is responsible for reviewing, approving and, where applicable, ratifying related person transactions. If a member of the committee has an interest in a related person transaction, then he or she will not be part of the review process.

In considering the appropriate action to be taken regarding a related person transaction, the committee or the Board will consider the best interests of General Dynamics and whether the transaction is fair to the company, is on terms that would be obtainable in an arm’s-length transaction and serves a compelling business reason, and any other factors it deems relevant. As a condition to approving or ratifying any related person transaction, the committee or the Board may impose whatever conditions and standards it deems appropriate, including periodic monitoring of ongoing transactions.

The following transaction with a related person was determined to pose no actual conflict of interest and was approved by the committee pursuant to our related person transactions policy:

In a Schedule 13G filing made with the SEC, BlackRock, Inc., a global provider of investment, advisory and risk management solutions, reported beneficial ownership of more than 5 percent of General Dynamics’ outstanding common stock as of December 31, 2012. In a subsequent Schedule 13G filing in March 2013, BlackRock reported that, effective February 28, 2013, it holds less than 5 percent of General Dynamics Common Stock. An affiliate of BlackRock provides investment management and transition management services for certain of the company’s benefit plans. The agreements with BlackRock were negotiated in arm’s-length transactions and the ownership of General Dynamics stock plays no role in the business relationship between the company and BlackRock. In addition, we believe that the agreements represent standard terms and conditions for investment management and transition management services. For providing the services, BlackRock received fees in 2012 totaling approximately $2.4 million. In accordance with the Related Person Transactions Policy, the Nominating and Corporate Governance Committee reviewed and approved the services for 2012 and approved the continuation of the services in 2013.

Director Independence

Our Board of Directors assesses the independence of our directors and examines the nature and extent of any relationships between General Dynamics and our directors, their families and their affiliates. For a director to be considered independent, the Board must determine that a director does not have any direct or indirect material relationship with General Dynamics. Our Board has established director independence guidelines (the Director Independence Guidelines) as part of the Corporate Governance Guidelines to assist in determining director independence in accordance with the rules of the New York Stock Exchange. The Director Independence Guidelines provide that an “independent director:”

(1)	is not an employee, nor has an immediate family member who is an executive officer, of General Dynamics;

(2)	does not receive, nor has an immediate family member who receives, any direct compensation from General Dynamics, other than director and committee fees;

(3)	does not receive, directly or indirectly, any consulting, advisory or other compensatory fee from General Dynamics, other than director and committee fees;

(4)	is not, nor has an immediate family member who is, employed as an executive officer of another company where any executive officer of General Dynamics serves on that company’s compensation committee;

(5)	is not a current partner of, or employed by, a present internal or external auditor of General Dynamics;

(6)	does not have an immediate family member who is a current partner of, or an employee assigned to work personally on General Dynamics’ audit by, a present internal or external auditor of General Dynamics;

(7)	except as otherwise provided in (8) below, is not an executive officer nor an employee, nor has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, General Dynamics for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2 percent of the revenues of that company; and

(8)	is not a director, trustee or executive officer of a charitable organization that, in any single fiscal year, receives contributions from General Dynamics in an amount that exceeds the greater of $1 million or 2 percent of the revenues of that organization.

For purposes of the Director Independence Guidelines, references to General Dynamics include any of our subsidiaries and the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the person’s home.

In March 2013, the Board of Directors considered whether each member of the Board meets the definition of an “independent director” in accordance with the rules of the New York Stock Exchange and the Director Independence Guidelines. The Board determined that Mary T. Barra, James S. Crown, William P. Fricks, Paul G. Kaminski, John M. Keane, Lester L. Lyles, William A. Osborn and Robert Walmsley each qualifies as an independent director. The Board also determined that Nicholas D. Chabraja and Phebe N. Novakovic are not independent directors. To make these independence determinations, the Board reviewed all relationships between General Dynamics and the directors and affirmatively determined that none of the directors who qualifies as independent has a material business, financial or other type of relationship with General Dynamics (other than as a director or shareholder of the company). Specifically, the Board considered the following relationships and found them to be immaterial for the reasons discussed below:

Ms. Barra and Messrs. Crown, Kaminski, Keane, Lyles and Osborn serve as members of the boards of trustees of charitable and other non-profit organizations to which General Dynamics has made payments or contributions in the usual course of our business and annual giving programs. Each of the payments or contributions by General Dynamics was below $180,000. Mr. Kaminski’s son-in-law is an employee (and not an executive officer) of a subsidiary of General Dynamics. The compensation paid to his son-in-law in 2012 did not exceed $120,000. In addition, Messrs. Crown, Kaminski, Keane, Lyles, Osborn and Walmsley serve as directors of companies, Mr. Walmsley serves as a consultant to companies, Ms. Barra and Mr. Crown are executive officers of companies, and Mr. Crown is an executive officer of a company that is the manager of a company to which General Dynamics has sold products and services, or from which General Dynamics has purchased products and services, in the ordinary course of business. None of the directors had any material interest in, or received any special compensation in connection with, these ordinary-course business relationships.

Board Leadership Structure

Our Board elects a chairman from among the directors and determines whether to separate or combine the roles of chairman and chief executive officer based on what it believes best serves the needs of the company and its shareholders at any particular time. In June 2012, the Board of Directors elected Ms. Novakovic to succeed Mr. Johnson as chairman and chief executive officer upon his retirement. In January 2013, Ms. Novakovic assumed that position. The Board believes that Ms. Novakovic’s deep understanding of the company’s business, operations, growth opportunities, challenges and risk management practices gained through several leadership positions enable her to provide strong and effective leadership to the Board and to ensure that the Board is informed of important issues facing the company. The Board also believes that having a combined role promotes a cohesive, strong and consistent vision and strategy for the company.

The Board has created the position of a lead director, selected annually by the Board from among the independent directors. Mr. Crown currently serves as lead director. The Board believes that the lead director position provides additional independent oversight of senior management and board matters. The selection of a lead director facilitates communication among the directors or between any of them and the chairman. Directors frequently communicate among themselves and directly with the chairman.

The lead director’s authority and responsibilities are as follows:

(1)	acts as chair at board meetings when the chairman is not present, including meetings of the non-management directors;

(2)	has the authority to call meetings of the non-management directors;

(3)	coordinates activities of the non-management directors and serves as a liaison between the chairman and the non-management directors;

(4)	works with the chairman to develop and agree to meeting schedules and agendas, and agree to the nature of the information that will be provided to directors in advance of meetings;

(5)	is available for consultation and communication with significant shareholders, when appropriate; and

(6)	performs such other duties as the Board may determine from time to time.

Risk Oversight

We believe the Board leadership structure as described supports a risk-management process in which senior management is responsible for our company’s day-to-day risk-management processes and the Board provides oversight of those processes. To fulfill this responsibility, the Board oversees management of risks across the company at both the full Board and committee levels.

The full Board reviews and approves annually a corporate policy addressing the delegation of authority and assignment of responsibility to ensure that the responsibilities and authority delegated to senior management are appropriate from an operational and risk-management perspective. In addition, the Board assesses the company’s strategic and operational risks throughout the year, with particular focus on these risks at an annual three-day Board meeting in late January/early February. At this meeting, senior management reports on the opportunities and risks faced by the company in the markets in which the company conducts business. Additionally, each business unit president and each business group executive vice president presents the unit’s and group’s respective operating plan and strategic initiatives for the year, including notable business opportunities and risks facing the business unit and group. The Board reviews, adjusts where appropriate, and approves the business unit and business group goals and adopts our company operating plan for the year. These plans and related risks are then monitored throughout the year as part of periodic financial and performance reports given to the Board by the chief financial officer and executive vice presidents of each business group. The Board also receives briefings from senior management concerning a variety of matters and related risks to the company, including defense budget and acquisition matters and specific customer or program developments.

In addition, the Audit Committee has responsibility for oversight of the company’s policies and practices concerning overall risk assessment and risk management. The committee reviews and takes appropriate action with respect to the company’s annual and quarterly financial statements, the internal audit program, the ethics program and disclosures made with respect to the company’s internal controls. To facilitate these risk oversight responsibilities, the committee receives regular briefings from members of senior management on the internal audit plan; Sarbanes-Oxley 404 compliance; significant litigation and other legal matters; ethics program matters; and health, safety and environmental matters. The committee also holds regular executive sessions with the staff vice president, Internal Audit, and regular executive sessions with the partners of the KPMG LLP audit team.

In addition to the Audit Committee’s role in risk oversight, each of the other Board committees considers risk as it relates to its particular areas of responsibility. The Finance and Benefit Plans Committee oversees the management of the company’s finance policies and the assets of the company’s defined benefit plans for employees. To assess risks in these areas, the committee receives regular briefings from our vice president and treasurer, and our chief financial officer, on finance policies and asset performance. The Compensation Committee oversees and administers our incentive and equity compensation programs to ensure that the programs create incentives for strong operational performance and for the long-term benefit of the company and its shareholders. The committee receives briefings from the chairman and chief executive officer and the senior vice president, Human Resources and Administration, on compensation matters. Finally, the Nominating and Corporate Governance Committee oversees risks related to board composition and governance matters and receives briefings from the senior vice president, general counsel and secretary.

Board Meetings and Attendance

During 2012, the Board of Directors held nine meetings. This included a three-day meeting in February to review our 2012 operating plan, including the operating plan of each of our business units and business groups. In August 2012, the Board visited the Groton, Connecticut, facility of our General Dynamics Electric Boat business unit and met with that business unit’s management team. Each of our directors attended at least 80 percent of the meetings of the Board and committees on which they served in 2012. We encourage directors to attend each annual meeting of shareholders. All of our directors attended the 2012 meeting of shareholders.

Executive Sessions of the Board

Our Board holds executive sessions of the non-management directors in conjunction with all regularly scheduled Board meetings. The non-management directors may also meet without management present at other times as desired by any non-management director. The lead director serves as chair at the executive sessions.

Board Committees

The Board of Directors has four standing committees, described below. Currently, three of the four Board committees are composed of independent, non-management directors, including those committees that are required by the rules of the New York Stock Exchange to be composed solely of independent directors. Each of the Board committees has a written charter. Copies of these charters are available on our website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request.

Committee Members.    Listed below are the members of each of the four standing committees as of March 7, 2013, with the chair appearing first.

Audit	Compensation	Finance and Benefit Plans	Nominating and Corporate Governance
William P. Fricks James S. Crown Lester L. Lyles William A. Osborn Robert Walmsley	William A. Osborn Mary T. Barra James S. Crown William P. Fricks Paul G. Kaminski	Paul G. Kaminski Nicholas D. Chabraja John M. Keane William A. Osborn	James S. Crown Mary T. Barra John M. Keane Lester L. Lyles Robert Walmsley

Audit Committee.    This committee provides oversight for accounting, financial reporting, internal control, auditing and regulatory compliance activities. It selects and evaluates our independent auditors and evaluates their independence. In addition, this committee reviews our audited consolidated financial statements with management and the independent auditors, recommends to the Board whether the audited consolidated financial statements should be included in our annual report on Form 10-K and prepares a report to shareholders that is included in our proxy statement. This committee evaluates the performance, responsibilities, budget and staffing of the internal audit function, as well as the scope of the internal audit plan. The committee also monitors management’s implementation of the policies, practices and programs of the company in several areas, including business ethics and conduct, employee safety and health standards, and environmental matters. This committee held 11 meetings in 2012. The Board of Directors has determined that Mr. Fricks, the chair of the Audit Committee, and Mr. Osborn each qualifies as an “Audit Committee Financial Expert” as defined by the SEC.

Compensation Committee.    This committee evaluates the performance of the chief executive officer and other officers and reviews and approves their compensation. The processes and procedures for the review and approval of executive compensation are described in the Compensation Discussion and Analysis section of this Proxy Statement. In addition, this committee has responsibility for recommending to the Board the level and form of compensation and benefits for directors. It also administers our incentive compensation plans and reviews and monitors succession plans for the chief executive officer and other officers. This committee held five meetings in 2012.

Consistent with its obligations and responsibilities, the Compensation Committee may form subcommittees of one or more members of the committee and delegate its authority to the subcommittees as it deems appropriate. In addition, the committee has the authority to retain and terminate external advisors in connection with the discharge of its duties. The committee’s charter also provides that the committee has sole authority to approve consultant fees (to be funded by the company) and the terms of the consultant’s retention. Pursuant to the charter, the Compensation Committee has, from time to time, engaged PricewaterhouseCoopers LLP (PwC) as a compensation consultant to provide advice on executive compensation matters. In 2012, the committee, after reviewing fees paid by the company to PwC for other services and considering PwC’s independence generally, engaged PwC to provide context on the current executive compensation landscape from the perspective of regulators, shareholders and the competitive market, and to conduct a review of our executive compensation processes. PwC is also available to provide advice to the chairman of the Compensation Committee or the Compensation Committee as a whole on executive compensation matters on an as-needed basis. PwC attends Compensation Committee meetings upon the request of the committee’s chair and may also provide observations and insights to the committee related to the amount or form of compensation for our executives.

In 2012, the chair of the Compensation Committee approved fees of approximately $40,000 to PwC in its capacity as external advisor to the Compensation Committee. Management neither made, nor recommended, the decision to engage PwC. The PwC group providing compensation services to the Compensation Committee reports directly to the chairman of the Compensation Committee and is not involved in providing any other services to the company. During 2012, we also retained PwC to provide services to the company unrelated to executive compensation including tax and other business-related services. The aggregate fees paid for those services in 2012 were approximately $3.2 million. In February 2013, the Compensation Committee undertook an assessment of PwC’s services for the committee and the company and determined that no conflict of interest exists.

Finance and Benefit Plans Committee.    This committee oversees the management of the finance policies of General Dynamics to ensure that those policies are in keeping with the company’s overall business objectives. The committee also oversees the assets of certain employee benefit plans of the company. With respect to those plans that name the company or one of its subsidiaries as the investment fiduciary, and for which the company or one of its subsidiaries has not appointed the management investment committee as investment fiduciary, the committee provides strategic oversight of the management of the assets; reviews and approves investment policy recommendations made by management; and reviews and approves the retention of third parties for administration and management services related to trust assets. This committee held four meetings in 2012.

Nominating and Corporate Governance Committee.    This committee evaluates board and management effectiveness; advises the Board on corporate governance matters; monitors developments, trends and best practices in corporate governance; and recommends corporate governance guidelines that comply with legal and regulatory requirements. It also identifies qualified individuals to serve as directors and recommends the director nominees proposed either for election at the annual meeting of shareholders or to fill vacancies and newly created directorships between annual meetings. This committee held four meetings in 2012.

Director Nominations

The Nominating and Corporate Governance Committee considers director nominees from various sources. The committee considers and makes recommendations to the Board concerning the appropriate size and composition of the Board, including the relevant characteristics and experience required of new members. Nominees are chosen with the primary goal of ensuring that the entire Board collectively serves the interests of shareholders based on the attributes, experience, qualifications and skills noted below. In assessing director candidates, the Nominating and Corporate Governance Committee considers the background and professional experience of the candidates in the context of the current Board composition to ensure there is a diverse range of backgrounds, talent, skill and expertise among the directors. Relevant criteria considered by the committee include: business and financial expertise, technical expertise and familiarity with issues affecting aerospace and defense businesses. The committee also carefully considers any potential conflicts of interest. All nominees must possess good judgment, an inquiring and independent mind, and a reputation for the highest personal and professional ethics, integrity and values. Nominees must be willing to devote sufficient time and effort to carrying out their duties and responsibilities and should be committed to serve on the Board for an extended period of time.

Each year the directors undertake a self-assessment that elicits feedback on the performance and effectiveness of the Board and each committee. As part of this self-assessment, the directors are asked to consider whether, among other things, the current directors possess the appropriate mix of skills, experience and diverse viewpoints to enable the Board to function effectively. The results of the self-assessment are presented to the Nominating and Corporate Governance Committee and the full Board.

The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders. To recommend a qualified person to serve on the Board of Directors, a shareholder should write to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042. The written recommendation must contain (1) all information for each director nominee required to be disclosed in a proxy statement by the Securities Exchange Act of 1934, as amended (the Exchange Act); (2) the name and address of the shareholder making the recommendation, and the number of shares owned and the length of ownership; (3) a statement as to whether the director nominee meets the criteria for independence under the rules of the New York Stock Exchange and the Director Independence Guidelines; (4) a description of all arrangements or understandings, and the relationship, between the shareholder and the director nominee, as well as any similar arrangement, understanding or relationship between the director nominee or the shareholder and General Dynamics; and (5) the written consent of each director nominee to serve as a director if elected. The committee will consider and evaluate persons recommended by shareholders in the same manner as it considers and evaluates potential directors identified by the company.

Communications with the Board

Any shareholder or other interested party who has a concern or question about the conduct of General Dynamics may communicate directly with our non-management directors or the full Board. Communications may be confidential or anonymous. Communications should be submitted in writing to the chair of the Nominating and Corporate Governance Committee in care of the Corporate

Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042. The Corporate Secretary will receive and process all written communications and will refer all substantive communications to the chair of the Nominating and Corporate Governance Committee in accordance with guidelines approved by the independent members of the Board. The chair of the Nominating and Corporate Governance Committee will review and, if necessary, investigate and address all such communications and will report the status of these communications to the non-management directors as a group or the full Board on a quarterly basis.

Our employees and other interested parties may also communicate concerns or complaints about our accounting, internal control over financial reporting or auditing matters directly to the Audit Committee. Communications may be confidential or anonymous and can be submitted in writing or reported by telephone. Written communications should be submitted to the chair of the Audit Committee in care of our ethics officer at the address in the preceding paragraph or at the address in the Standards of Business Ethics and Conduct Handbook provided to all employees. Our employees can call a toll-free helpline number or access the helpline at a web address, each of which is provided to all employees. The ethics officer will review, investigate and address any concerns or complaints unless the Audit Committee instructs otherwise. The ethics officer will report the status of all concerns and complaints to the Audit Committee. The Audit Committee may also direct that matters be presented to the full Board and may direct special treatment of any concern or complaint addressed to it, including the retention of outside advisors or counsel.

Director Orientation and Continuing Education

Within six months of election to the Board, each new director receives a director orientation. The orientation consists of a series of in-person briefings on our business operations; operating plans; significant financial, accounting and risk-management matters; corporate governance; investor relations; and key policies and practices. The chief executive officer, senior vice presidents and executive vice presidents provide in-depth reviews of the areas under their authority. Additionally, at this orientation a new director also receives briefings on the responsibilities, duties and activities of the committees on which the director will serve. The general counsel and chief financial officer also periodically provide materials and briefing sessions on subjects that assist the directors in discharging their duties. Annually, the Board holds a three-day meeting with our senior management to review and approve the operating plan of each of our business units and business groups and the company as a whole. In addition, directors visit our business units periodically. These visits allow the directors to interact with a broader group of our executives and employees and gain a firsthand view of our operations.

Director Compensation

We compensate each non-management director for service on the Board of Directors. The Compensation Committee reviews director compensation on an annual basis. In early 2012, at the request of the committee, management reviewed director compensation at peer companies. In support of this review, management engaged Meridian Compensation Partners, LLC (Meridian), to conduct a director compensation survey that included cash retainers, meeting fees, equity compensation and additional director benefits. Meridian provided director compensation data for two peer groups. The first group consisted of the following companies with substantial aerospace or defense revenues:

The Boeing Company	Northrop Grumman Corporation
Goodrich Corporation	Raytheon Company
Honeywell International Inc.	Rockwell Collins, Inc.
L-3 Communications Holdings, Inc.	Textron Inc.
Lockheed Martin Corporation	United Technologies Corporation

To assist the Compensation Committee in understanding director compensation practices and trends in the broader industrial base, management also requested director compensation data from Meridian for a larger group of companies comprising the 10 companies listed above and 13 additional companies. The companies in the larger group were:

3M Company	Johnson Controls, Inc.
The Boeing Company	L-3 Communications Holdings, Inc.
Caterpillar, Inc.	Lockheed Martin Corporation
Deere & Company	Northrop Grumman Corporation
The Dow Chemical Company	Oshkosh Corporation
Emerson Electric Co.	Raytheon Company
Goodrich Corporation	Rockwell Collins, Inc.
Honeywell International Inc.	SAIC, Inc.
Illinois Tool Works Inc.	Textron Inc.
International Business Machines Corp.	Tyco International Ltd.
International Paper Company	United Technologies Corporation
ITT Corporation

In each group, the average sales of the group approximated our sales. The Compensation Committee reviewed the survey data for these two peer groups provided to management by Meridian and, based on this review, recommended no change in director compensation. Accordingly, director compensation for 2012 included the following:

Annual Retainer	$70,000

Lead Director Additional Retainer	$25,000

Committee Chair Additional Annual Retainer	$10,000

Attendance Fees	$3,000 for each meeting of the Board of Directors; $2,000 for each meeting of any committee; and $3,000 per day for attending strategic or financial planning meetings sponsored by General Dynamics

Annual Equity Award	Approximately $122,000 on the date of award

In early 2013, as part of its annual review of director compensation, the Compensation Committee requested that management update its director compensation analysis. Management again engaged Meridian to provide survey data for the core peer group listed above and a revised larger peer group consisting of the following companies:

3M Company	International Paper Company
The Boeing Company	Johnson Controls, Inc.
Caterpillar, Inc.	L-3 Communications Holdings, Inc.
Cisco Systems, Inc.	Lockheed Martin Corporation
Deere & Company	Northrop Grumman Corporation
The Dow Chemical Company	Raytheon Company
Emerson Electric Co.	Rockwell Collins, Inc.
Goodrich Corporation	SAIC, Inc.
Honeywell International Inc.	Textron Inc.
Illinois Tool Works Inc.	Tyco International Ltd.
Intel Corporation	United Technologies Corporation
International Business Machines Corp.

The committee reviewed the survey data regarding director compensation provided by Meridian and, based on this review, recommended no change to the annual retainer, lead director retainer, committee chair retainer, attendance fees, or annual equity award for the second consecutive year. The committee recommended, and the Board approved, a per diem fee of $10,000 for non-employee directors who perform specific projects for the company at the request of the chairman.

Non-management directors have the option of receiving all or part of their annual retainers in the form of Common Stock. The annual retainer, additional committee chair retainer (if any) and attendance fees paid to each director during 2012 are reflected in the Fees Earned or Paid in Cash column of the Director Compensation for Fiscal Year 2012 table, irrespective of whether a director took the annual retainer in shares of Common Stock. The annual equity award consists of a restricted stock award and a stock option award.

In connection with the creation of a Lead Director position by the Board in February 2010, the Compensation Committee asked management to provide information regarding amounts paid to lead directors. Management provided information for companies in the Fortune 200 with lead directors. Based upon this information, the committee established a $25,000 lead director additional retainer, which represented the median of the comparative data. Information provided in connection with the February 2013 annual review of director compensation showed that $25,000 continued to represent the median of the comparative data for lead director retainers.

In light of the travel required by service on the Board, we also provide each director with accidental death and dismemberment insurance coverage. Payments by General Dynamics for director accidental death and dismemberment insurance premiums are reflected in the All Other Compensation column of the Director Compensation for Fiscal Year 2012 table.

Director Stock Ownership Guidelines

The Board of Directors believes that each director should develop a meaningful ownership position in General Dynamics. Therefore, the Board of Directors adopted stock ownership guidelines for non-management directors. Pursuant to these guidelines, each non-management director is expected to own at least 4,000 shares of our Common Stock. Non-management directors are expected to achieve the target ownership threshold within five years of election to the Board. Management directors are subject to the ownership requirements discussed under “Compensation Discussion and Analysis – Stock Ownership Guidelines.”

Director Compensation Table

The table below provides total compensation for the last completed fiscal year for each of General Dynamics’ non-management directors serving during the year. The number of shares of restricted stock and the number of shares subject to options awarded to the directors annually are the same for each director.

Director Compensation for Fiscal Year 2012

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Option Awards (c)	All Other Compensation (d)	Total
Mary T. Barra	$127,000	$61,069	$60,868	$2,140	$251,077
Nicholas D. Chabraja	$117,000	$61,069	$60,868	$4,080	$243,017
James S. Crown	$182,000	$61,069	$60,868	$2,140	$306,077
William P. Fricks	$151,000	$61,069	$60,868	$4,080	$277,017
James L. Jones (e)	$118,000	$61,069	$60,868	$4,080	$244,017
George A. Joulwan (f)	$61,217	$61,069	$60,868	$1,634	$184,788
Paul G. Kaminski	$137,000	$61,069	$60,868	$4,080	$263,017
John M. Keane	$125,000	$61,069	$60,868	$4,080	$251,017
Lester L. Lyles	$137,000	$61,069	$60,868	$2,140	$261,077
William A. Osborn	$152,000	$61,069	$60,868	$2,140	$276,077
Robert Walmsley	$139,000	$61,069	$60,868	$5,828	$266,765
(a)	Messrs. Fricks, Keane and Lyles elected to receive 100 percent of their annual retainer in Common Stock. As a result, they each received 1,027 shares of Common Stock with a grant date fair value of $69,880. Ms. Barra and Mr. Walmsley elected to receive 50 percent of their annual retainer in Common Stock. As a result, Ms. Barra received 513 shares of Common Stock with a grant date fair value of $34,906 and Mr. Walmsley received 358 shares of Common Stock with a grant date fair value of $24,360.
(b)	The amounts reported in the Stock Awards column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation — Stock Compensation. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2012, included in our Annual Report on Form 10-K filed with the SEC on February 8, 2013. Restricted stock awards outstanding as of December 31, 2012, for each director were as follows: 1,400 for Ms. Barra; 3,630 for Mr. Chabraja; 2,910 for Messrs. Crown, Fricks, Joulwan, Kaminski, Keane, Lyles and Walmsley; 1,110 for Mr. Jones; and 1,950 for Mr. Osborn.
(c)	The amounts reported in the Option Awards column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2012, included in our Annual Report on Form 10-K filed with the SEC on February 8, 2013. Option awards outstanding as of December 31, 2012, for each director were as follows: 9,860 for Ms. Barra; 679,000 for Mr. Chabraja; 32,900 for Messrs. Crown, Fricks, Keane and Lyles; 7,090 for Mr. Jones; 21,800 for Mr. Joulwan; 21,800 for Mr. Kaminski; 15,200 for Mr. Osborn; and 27,350 for Mr. Walmsley.
(d)	Amounts listed reflect payments by General Dynamics for accidental death and dismemberment insurance. For Mr. Walmsley, the amount also includes $1,748 for reimbursement of taxes related to payments for accidental death and dismemberment insurance.
(e)	Mr. Jones resigned from the Board effective January 1, 2013.
(f)	Mr. Joulwan retired from the Board effective May 2, 2012.

Compensation Discussion and Analysis

Overview and Philosophy

Our 2012 performance did not reflect General Dynamics’ long history of excellent results. While some of our businesses performed extremely well, others experienced significant financial and operational challenges, driven in part by declining defense budgets worldwide that in many cases resulted in delayed contract awards and lower than anticipated volume. Our results also reflect some performance-related shortcomings that we are addressing in 2013 and several acquisitions that failed to meet expectations. In the current challenging budget environment, our businesses remain focused on execution as well as managing for profitability, including implementing cost-cutting measures and continuous improvement initiatives.

In determining 2012 compensation, our philosophy remains unaltered. We tie the majority of executive compensation to our performance as a company thereby aligning the interests of our executives with those of our shareholders. When company performance does not meet the mark, it is reflected in the executives’ compensation. Notable aspects of the Compensation Committee’s March 2013 compensation determinations include:

•

The Compensation Committee awarded bonus payments for 2012 that were significantly lower for certain named executive officers than the prior year’s bonuses and that resulted in total cash compensation for all of our named executive officers below the 50th percentile of the competitive market data. Additionally, we reduced the number of executive compensation program participants to 450 from 500.

•

All of our executive compensation program participants, including the named executive officers, forfeited the performance restricted stock units (PRSUs) granted to them in 2012, because we did not achieve the relevant performance metric, return on invested capital. This resulted in a forfeiture of $35 million in grant date fair value.

•	The Compensation Committee held salaries for each named executive officer below the 50th percentile of the competitive market data.

Our executive compensation program is designed to create incentives for strong operational performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management and our shareholders. At the executive level, the majority of compensation is equity-based, vests over time and is tied directly to long-term shareholder value. Stringent stock ownership levels for our executive officers, which require our executive officers to hold Common Stock with values ranging from eight to 15 times base salary, ensure that our management team is incentivized to act in the best interests of our shareholders. Additionally, we continue to offer only perquisites that we feel are reasonable and necessary to be competitive in attracting and retaining a strong management team. We also continue to have no employment agreements with our named executive officers.

While our company encountered significant challenges in 2012, our long-term performance has been strong. As the 10-year performance graph on the next page shows, in the past decade we have generated a total return for shareholders of 114 percent, higher than the Standard and Poor’s® 500 Index. This graph also illustrates macroeconomic pressures affecting the broader markets over the past several years and defense spending concerns affecting our company and many of our competitors, particularly over the past several years.

Ten-Year Historical Performance

(December 2002 – December 2012)

Our Compensation Program

Executive Compensation Program Participants and Overview.    The named executive officers included in the Summary Compensation Table are key members of our senior management team. This team, led by our chairman and chief executive officer, remains dedicated to achieving strong financial results and is compensated in ways to ensure a continual focus on creating shareholder value. Corporate executive vice presidents at the direction of the chief executive officer provide guidance to the individual operating business units within each of the business groups and report directly to the chief executive officer. A president of each business unit is responsible for profit and loss performance by that business unit and has a direct reporting line for their responsibilities to the chief executive officer. In 2012, the Board appointed Phebe N. Novakovic to the position of president and chief operating officer as part of our chief executive officer succession plan. Ms. Novakovic served in this role until assuming the position of chairman and chief executive officer in January 2013.

Approximately 450 employees, including our senior management team, participate in our executive compensation program, which includes a salary, a performance-based bonus and equity awards, along with standard company-provided benefits. Salaries are intended to provide executives with a fair and competitive wage. We use independently provided survey data to set salaries that are targeted at the median (50th percentile) for salaries of executives in comparable positions at our peer group companies. On average, however, salaries account for less than half of our senior executives’ compensation. The majority of their compensation is in the form of bonuses and equity awards, which are tied to the performance of the company, individual performance of the executive and, where applicable, that of their business group and, therefore, is at risk. For our named executive officers, 80 percent or more of their compensation is at risk. For our chairman and chief executive officer, that number is 85 percent. Bonuses, when earned, are paid in cash. Equity awards are granted as a combination of stock options, restricted stock and restricted stock units (RSUs).

In practice, equity awards provide the greatest risk and possible reward to our executives. The ultimate value of equity awards depends in large part on the impact of the company’s future performance on the value of our Common Stock over the long term. This is essential in aligning the interests of management with the interests of shareholders. If the company does well, management and shareholders both benefit. Clearly, the opposite is also true, as can be seen in the values of the performance RSUs granted in 2012. Because of our focus on aligning the interests of management with those of our shareholders, as a matter of principle we do not consider the value of past equity awards when determining current compensation. Our responsibility in setting compensation is to ensure that the expected value of the equity awards, at the time they are received, is reasonable.

We believe that maintaining a focus on driving shareholder value starts by setting strong goals. Every year, senior management establishes business unit and business group operating goals and an operating plan for the company as a whole. Our Board of Directors reviews, adjusts where appropriate, and approves the business unit and business group goals and adopts our operating plan for the year. The Board reviews and monitors our performance throughout the year as compared to the plan. Our responsibility in setting the operating plan goals is to ensure that they are challenging but achievable in light of current market conditions, incentivize value creation and ultimately contribute to the creation of shareholder value.

The Annual Compensation Process.    Setting compensation for our executives is a 16-month process that begins in the fall of each year when senior management establishes company operating goals for the coming year. The business unit presidents develop business plans and present the plans to the chairman and chief executive officer in November. She, in consultation with the chief financial officer and the executive vice presidents, establishes the business unit and business group operating goals and the company operating plan for the coming year based on those business unit plans. At a three-day Board meeting in late January/early February, the business unit presidents present their plans to the Board of Directors. The Board then reviews, adjusts where appropriate, and approves the business unit and business group operating goals and adopts our company operating plan for the year. Throughout the year, the Board reviews and monitors company performance as compared to the operating plan through a series of financial and operating reports given by the chief financial officer and the executive vice presidents.

A review of the year’s performance begins the following January. At that time, the chairman and chief executive officer, the chief financial officer, and the executive vice presidents assess the performance of business units, business groups and the company compared with the operating plan goals adopted the prior year. This rigorous assessment results in a score for each business unit that focuses on key financial metrics (earnings before interest and taxes, referred to as EBIT, and cash) and programmatic goals. The chairman and chief executive officer and senior management report the results of that assessment to the Board of Directors at the Board’s three-day meeting in late January/early February. Following these reports, the chairman and chief executive officer, after consultation with senior management, undertakes an initial discussion with the Compensation Committee regarding executive compensation for the year. The Compensation Committee convenes in early March to review and approve final executive compensation proposals. At this meeting, the chairman and chief executive officer provides the committee with a performance assessment of each officer (other than herself) and makes specific recommendations to the committee regarding each officer’s compensation. The Compensation Committee reviews and approves compensation for the chairman and chief executive officer in executive session at the March meeting.

The Compensation Committee, chairman and chief executive officer, and senior management are entrusted to exercise judgment in making the compensation recommendations and decisions. Although we use survey data to target each element of cash compensation and total equity compensation, the compensation determinations are not formulaic and involve the exercise of discretion by senior management and the Compensation Committee. We believe the adoption of a specific performance formula could inadvertently encourage undesirable behavior (e.g., favoring achievement of particular financial objectives to the exclusion of other important objectives and values). To this end, we do not have targeted payout amounts, and the company, business group and individual performance categories for named executive officers are not assigned specific weights. We believe the use of discretion results in reasonable and rational compensation decisions, allowing us to set challenging goals while not encouraging excessive risk-taking that could be detrimental to our shareholders.

Components of Our Compensation Program

Our executive compensation program has two parts: direct compensation and benefits. Direct compensation consists of a base salary, a bonus and equity awards. Company-sponsored benefits include insurance plans, retirement plans and perquisites.

Direct Compensation

Salary.    We pay executives an annual salary in cash targeted at the median (50th percentile) for salaries of executives in comparable positions at our peer group companies based on survey data. Salaries are reviewed annually, and increases, when they occur, are market driven. Generally, our disciplined process results in salaries at no more than the median. We believe that high-performing organizations make an effort to pay salaries at no more than market and therefore create a performance-based culture around bonus and equity incentives to encourage the achievement of challenging goals.

Bonus.    We award executives bonuses based on the prior year’s performance of the company, their individual performance, and, where applicable, that of their business group. The bonus is designed to place at risk a significant portion of an executive’s annual cash compensation. He or she has upside potential if the company, or the business group where applicable, performs well against the operating plan, and downside potential if performance does not meet expectations. When combined with base salaries, cash bonuses generally bring total cash compensation between the 50th and 75th percentiles of cash compensation for executives in comparable positions at our peer group companies based on survey data. However, total cash compensation can be below the 50th percentile when warranted by performance.

Equity Awards.    We believe that equity awards are an effective tool for aligning executive interests with those of our shareholders. Accordingly, most of the potential value of our executives’ annual compensation is in the form of equity. In addition, we require officers to retain Common Stock until they own shares with a market value ranging from eight to 15 times their base salary, depending on the officer’s position. Once an officer attains his or her required ownership level, the officer must maintain that ownership level until he or she no longer serves as an officer. As a result, our officers become shareholders with considerable personal financial interest in the health and performance of our company.

We determine the amount of equity awards to be granted to an executive in a particular year using a multiple of the executive’s total cash compensation. Therefore, the ultimate value of the equity award is driven in part by prior-year performance and in part by the executive’s ability to create value going forward. As a reasonableness test, we base the multiples on survey data for the ratio of long-term incentives to cash compensation that our peer group companies award to their executives in similar positions. The ratio of long-term incentives to cash compensation for our executives is generally between the 50th and 75th percentiles of the survey data.

Equity awards consist of stock options, restricted stock and restricted stock units (RSUs). For March 2013 awards, the Compensation Committee approved an equity award allocation of one-half in stock options, one-quarter in restricted stock (or RSUs for some participants outside the United States due to tax considerations) and one-quarter in RSUs that are subject to a specific performance measure (PRSUs). We believe that providing a mix of stock options, restricted stock and PRSUs is conducive to creating a healthy risk and reward profile for our executives. Stock options are more sensitive to fluctuations in the stock market as well as company performance during the life of the options. Our current practice is to grant options that expire seven years after the date of grant. For PRSUs, the amount of units ultimately received will depend upon whether the applicable performance measure is met. We balance the risk inherent in stock options and PRSUs against the relative stability implicit in restricted stock to motivate our executives to achieve operating goals that are challenging, but achievable.

As a matter of practice, we grant equity awards on the first Wednesday of March each year. For new hires or promotions, equity awards are granted on the later of the effective date of the event or the date the award is approved by the Compensation Committee. The number of shares of restricted stock, RSUs and PRSUs awarded, and the exercise price of stock options, are based on the “fair market value” of our Common Stock on the date of the equity award. We define fair market value of our Common Stock as the average of the high and low stock price on the date of the equity award.

Restricted Stock.    A grant of restricted stock is an award of shares of Common Stock that is released approximately four years after the grant date. Restricted stock awards are designed to attract and retain executives by providing them with some of the benefits associated with stock ownership during the restriction period, while incentivizing them to remain with General Dynamics. During the restriction period, recipients may not sell, transfer, pledge, assign or otherwise convey their restricted shares. Recipients are eligible, however, to vote their shares and receive dividend payments and other distributions on our Common Stock when declared by the Board of Directors. Restricted stock awards are service-based, meaning that the executives must remain in the employment of the company during the restriction period in order to receive the shares upon release. Executives who voluntarily resign or are terminated for cause prior to the end of the restriction period forfeit their restricted stock unless otherwise determined by the Compensation Committee. Finally, no one participant may be granted an award of more than 200,000 shares of restricted stock in any calendar year. In practice, the number of shares of restricted stock granted to the named executive officers is well below this share limit.

Restricted Stock Units.    An RSU represents a promise by General Dynamics to deliver a share of Common Stock in the future, subject to certain conditions. While we have historically awarded RSUs to certain participants outside the United States only, in March 2012 PRSUs were awarded to all participants. These PRSUs have both a performance measure and a service component. Each year, the Compensation Committee determines the appropriate performance metric to be used, which for 2012 and 2013 awards was return on invested capital. We selected return on invested capital as the performance measure because it reflects our ability to generate returns from the capital invested in our company. This metric is a good measure of the company’s economic efficiency and ability to create value. Depending on the company’s performance in relation to this metric, the number of PRSUs earned may be less than, equal to or greater than the original number of PRSUs awarded. The earned units are then subject to three years of additional service-based vesting. The PRSUs will be credited with dividend equivalents in the form of additional PRSUs which are also subject to the performance and service conditions. We believe the combination of performance and service features for PRSUs strikes an appropriate balance between pay for performance and incentivizing executives to focus on operational goals on the one hand and executive retention considerations on the other hand. As with restricted stock grants, executives who voluntarily resign or are terminated for cause immediately forfeit all PRSUs that have not been released unless otherwise determined by the Compensation Committee.

Stock Options.    Stock options give an executive the right to buy a share of our Common Stock in the future at a predetermined “exercise price,” which is established as the average of the high and low sales price of our Common Stock on the date of award. We value stock options using the Black-Scholes formula. The formula is based on a set of key variables and assumptions and is an accepted model for valuing stock options under Financial Accounting Standards Board ASC Topic 718. Stock options vest over two years: 50 percent of the grant is exercisable in one year; the remainder is exercisable the following year. Our outstanding options granted prior to 2011 expire five years after the grant date. Options granted beginning in 2011 expire seven years after the grant date. The Compensation Committee determined that a seven-year expiration date would better serve the company’s retention goals by (1) bringing the option exercise date more in line with practices of other companies with whom we compete for talent and (2) more appropriately mitigating employees’ risk exposure to market volatility. No one recipient may be granted an award of options to purchase more than 1,000,000 shares of Common Stock in any calendar year. In practice, the number of shares underlying stock option awards granted to the named executive officers is well below this share limit. As with restricted stock and PRSU awards, executives who voluntarily resign or are terminated for cause immediately forfeit all options that have not vested unless otherwise determined by the Compensation Committee. Our equity compensation plan prohibits the repricing of stock options without the approval of shareholders.

Stock Ownership Guidelines and Hedging Policy.    Our stock ownership and retention guidelines preclude corporate officers from selling shares of Common Stock until they own shares with a market value ranging from eight to 15 times their base salary. Shares held outright, unreleased shares of restricted stock or RSUs and shares (or share equivalents) held through our 401(k) plans are counted for purposes of meeting the ownership guidelines. The chief executive officer must retain ownership worth 15 times her base salary. Our executive vice presidents and senior vice presidents must retain ownership worth 10 times their respective base salaries. Vice presidents must retain ownership worth eight times their respective base salaries. When exercising options, executives who have not yet met the ownership guideline may sell shares acquired upon exercise to cover transaction costs and taxes and are expected to hold any remaining shares until the guidelines are met. Similarly, shares received upon release of restricted stock and RSUs may not be sold until the ownership guidelines are met. Once an officer attains his or her required ownership level, the officer must maintain that ownership level until he or she no longer serves as an officer. Based on data from the Center On Executive Compensation and Equilar, Inc., we believe our stock ownership and retention guidelines are some of the most stringent among public companies and strongly align the interests of management with the interests of shareholders because executives become shareholders with a considerable investment in General Dynamics. Our stock ownership and retention guidelines are reviewed annually by the Compensation Committee. In addition, our insider trading policy prohibits our directors and executive officers from engaging in hedging transactions.

Market Data.    To assist the Compensation Committee in its determinations for executive compensation, we utilize survey data provided by Aon Hewitt. Through the use of regression analysis using the scope and responsibilities of the position and company revenue, the Aon Hewitt data provide a median salary (the 50th percentile) and the 50th to 75th percentiles for total cash compensation for comparable positions at the peer group companies. Aon Hewitt also provides survey data for the 50th to 75th percentiles for ratios of long-term incentives to annual cash compensation for comparable positions at the peer group companies.

For the March 2013 compensation determinations, we obtained data about compensation levels at companies within two peer groups. These peer groups were used to benchmark the compensation for our named executive officers. The 2012 revenues of General Dynamics approximated both the median and mean revenues of both peer groups. In selecting the companies that comprise these peer groups, we considered the size, revenues, industry group, organizational structure and compensation practices of each peer company.

The core peer group consisted of companies in the aerospace and defense sector or companies that have substantial aerospace or defense revenues. We selected companies with whom we compete for business opportunities and executive talent. The companies in the core peer group were:

The Boeing Company	Northrop Grumman Corporation
Goodrich Corporation	Raytheon Company
Honeywell International Inc.	Rockwell Collins, Inc.
L-3 Communications Holdings, Inc.	Textron Inc.
Lockheed Martin Corporation	United Technologies Corporation

The broader peer group consisted of the companies in the core peer group plus 13 additional companies with similar complexity of operations and organizational structure as General Dynamics to provide a broader view of compensation for executives. The companies in the broader peer group were:

3M Company	International Paper Company
The Boeing Company	Johnson Controls, Inc.
Caterpillar, Inc.	L-3 Communications Holdings, Inc.
Cisco Systems, Inc.	Lockheed Martin Corporation
Deere & Company	Northrop Grumman Corporation
The Dow Chemical Company	Raytheon Company
Emerson Electric Co.	Rockwell Collins, Inc.
Goodrich Corporation	SAIC, Inc.
Honeywell International Inc.	Textron Inc.
Illinois Tool Works Inc.	Tyco International Ltd.
Intel Corporation	United Technologies Corporation
International Business Machines Corp.

Company-Provided Benefits

General Dynamics-provided benefits are an important tool used to attract and retain outstanding employees. Benefit packages are not, however, standard across General Dynamics. Instead, our business units and corporate headquarters tailor their individual offerings based on their competitive marketplace. As a business matter, we weigh the benefits we need to offer to attract and retain talented employees against the benefits we can afford to pay and remain competitive. Benefit levels are reviewed periodically to ensure they are cost-effective and competitive and support the overall needs of our employees.

This section describes the benefits that we provide to key executives and notes those instances when benefits for the named executive officers differ from the general plan. In some instances, we also describe the programs we offer across the company as context to specific discussions about executive benefits.

Benefits for Active Employees.    We make available medical, dental, life insurance and disability coverage to eligible, full-time U.S.-based employees, including all the named executive officers. Employees can select the level of coverage appropriate for their circumstances.

We provide, at no cost to the employee, group life insurance coverage worth one times base salary and 50 percent long-term disability coverage to the majority of U.S.-based employees. For our named executive officers, we also provide at no cost to the officers additional life insurance coverage worth a total of two times their base salary.

Retiree Benefits.    Retiree benefits vary significantly across our U.S.-based business units and may include retiree medical and dental coverage. Eligible employees at our corporate headquarters, including the named executive officers, can elect, at their own expense, to continue COBRA-eligible benefits through General Dynamics until they reach age 65. There is no retiree medical or dental benefit available to employees at our headquarters after they have reached age 65.

Eligible key executives throughout the company can purchase group term life insurance prior to retiring. For executives who retire early (prior to age 65), we pay for insurance coverage equal to one-half the executive’s base salary until the executive reaches age 65. For executives retiring at or after age 65, or for early retirees who have made a required election prior to turning 65, we pay for insurance coverage up to two times an executive’s base salary. This coverage is ratably reduced over a five-year period following the executive’s retirement, or beginning at age 65 for early retirees, subject to a maximum coverage level of 25 percent of the coverage in effect at the time of retirement.

Company-sponsored Retirement Plans.    We provide a number of defined-benefit and defined-contribution retirement plans to our eligible employees, including the eligible named executive officers, through a combination of qualified and non-qualified plans.

Below are descriptions of the retirement plans that cover employees at our headquarters, including the named executive officers. Prior to his retirement, Mr. DeMuro has participated in a legacy retirement plan that is described on page 42 in the narrative discussion following the Pension Benefits for Fiscal Year 2012 table.

Defined-Benefit Retirement Plan.    We sponsor the General Dynamics Salaried Retirement Plan, which is a funded, tax-qualified, noncontributory defined-benefit pension plan. The Salaried Retirement Plan was amended effective January 1, 2007, to exclude any employee initially hired after that date. The benefit formula under the Salaried Retirement Plan for employees hired before December 31, 2006, is 1.0 percent times a participant’s highest final average pay multiplied by years of service earned on and after January 1, 2007, plus 1.3333 percent times a participant’s highest final average pay prior to January 1, 2011, multiplied by years of service earned prior to January 1, 2007. The plan was further amended in January 2013 to freeze benefits as of December 31, 2013, under the plan for employees at our corporate headquarters, including the named executive officers. The benefit under the plan is payable as a life annuity. A participant’s base salary and cash bonus are used to calculate retirement benefits. We make contributions to the Salaried Retirement Plan through payments into a trust fund from which the benefits are paid.

Supplemental Retirement Plan.    The amount of cash compensation used to calculate pension benefits for participants in the Salaried Retirement Plan is limited by the Internal Revenue Code ($250,000 in 2012 and $255,000 in 2013). To provide a benefit calculated on compensation in excess of this compensation limit, we provide eligible executives coverage under the General Dynamics Corporation Supplemental Retirement Plan. Benefits under the Supplemental Retirement Plan are general unsecured obligations of General Dynamics.

401(k) Plan.    All our named executive officers are eligible to participate in the General Dynamics Corporation 401(k) Plan 4.5, formerly known as the General Dynamics Corporation Savings and Stock Investment Plan – Plan 4.5 (the 401(k) Plan), a tax-qualified defined contribution retirement plan. All participants are eligible to make before-tax contributions and receive company matching contributions for the named executive officers under the 401(k) Plan. During 2012, the 401(k) Plan provided for a company-matching contribution of (1) 100 percent on before-tax contributions up to the first 3 percent of a participant’s eligible pay and (2) 50 percent on before-tax contributions on the next 3 percent of a participant’s eligible pay. Our matching contributions during 2012 for the named executive officers are included in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 36 of this Proxy Statement.

Supplemental Savings Plan.    We provide a Supplemental Savings Plan to key employees, including all the named executive officers. The purpose of the Supplemental Savings Plan is to allow key executives to defer salary and receive matching contributions on compensation in excess of the compensation limit imposed by the Internal Revenue Service on earnings used to calculate 401(k) contributions. Our matching contributions during 2012 for the named executive officers are included in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 36 of this Proxy Statement.

Perquisites.    We provide perquisites to key executive officers, including the named executive officers, as a recruiting and retention tool. We also provide perquisites to ensure the security and accessibility of our executives and to facilitate the transaction of business. We believe that our perquisites are appropriate. As a reasonableness test, we compare these perquisites to generally accepted corporate practices. Our policy is to not reimburse executive officers for personal taxes owed by them resulting from their receipt of perquisites.

The perquisites provided to our named executive officers in 2012 were: financial planning and tax preparation services; physical exams; home security systems; club memberships; personal liability and supplemental accidental death and dismemberment insurance; and the personal use of automobiles owned or leased by the company. In addition, personal use of our aircraft was provided to our chairman and chief executive officer as required by the Board to help ensure security and accessibility. In February 2013, the Compensation Committee determined to no longer provide leased cars to officers, with any existing leases to be terminated no later than December 31, 2014.

We have provided additional information on perquisites in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 36 of this Proxy Statement.

Change in Control Agreements

We have change in control agreements, also known as severance protection agreements, with key executives throughout the company, including each of the named executive officers. We believe that these agreements are an important tool for recruiting and retaining highly qualified executives who could have other job alternatives that may appear to the executive to be less risky absent these agreements. The agreements are structured to protect the interests of shareholders by including a “double trigger” mechanism that results in a severance payout only when:

(1)	a change of control is consummated, and
(2)	the executive’s employment is terminated by the company without cause or by the executive for good reason within 24 months following the change in control.

A “change in control” is defined to include specified stock acquisition, merger or disposition transactions involving General Dynamics. Appropriate payment and benefit levels under the change in control agreements are evaluated and reviewed regularly. These reviews support our view that the agreements are consistent with market practice. The form of severance protection agreement for executive officers appointed after April 2009 excludes any provision for reimbursement of excise taxes that may become due upon a change in control.

Payments and benefits provided to our named executive officers pursuant to the change in control agreements are described in the Potential Payments upon Termination or Change in Control section beginning on page 44 of this Proxy Statement.

Analysis of 2012 Compensation for the Named Executive Officers

At the company’s 2012 annual meeting of shareholders, a significant majority of our shareholders (approximately 77%) voted in favor of the company’s advisory resolution to approve executive compensation. As a result, the Compensation Committee determined that its philosophy of tying a substantial portion of executive compensation to shareholder value, thereby aligning the interests of executives with those of the company’s shareholders, is effective and supported by our shareholders and that no significant changes to the executive compensation program were necessary. The committee will continue to evaluate the executive compensation program to ensure adherence to its stated philosophy and good governance practices, and will continue to consider results of shareholder advisory votes on executive compensation when making future compensation decisions.

For 2012, our named executive officers were:

•

Phebe N. Novakovic, who served in the positions of President and Chief Operating Officer, and Executive Vice President, Marine Systems, during the year. On January 1, 2013, Ms. Novakovic assumed the position of Chairman and Chief Executive Officer.

•	L. Hugh Redd, who served as Senior Vice President and Chief Financial Officer in 2012.

•	Gerard J. DeMuro, who served as Executive Vice President, Information Systems and Technology, in 2012.

•	David K. Heebner, who served as Executive Vice President, Combat Systems, in 2012.

•	Jay L. Johnson, who served as Chairman and Chief Executive Officer in 2012.

The below section provides an analysis of the specific compensation that we paid to our named executive officers for 2012 based on the compensation philosophy articulated earlier in this Compensation Discussion and Analysis section.

Base Salaries

The Compensation Committee reviews salaries annually in February and March for the upcoming year. Salary increases, when they occur, are market driven. For 2012, the Compensation Committee approved the following salaries for the named executive officers, effective on March 19, 2012: Mr. Redd – $790,000; Mr. DeMuro – $710,000; Mr. Heebner – $685,000; and Mr. Johnson – $1,650,000. The 2012 salaries for these named executive officers were below the 50th percentile of the competitive market based on the survey data. Since the Summary Compensation Table on page 36 reflects total salaries paid in 2012, the salary data in the table includes the salaries paid for the first three months of 2012 – at the 2011 salary level – and the remaining nine months paid at the 2012 level. For Ms. Novakovic, the Compensation Committee approved a salary of $1,100,000 for her position as President and Chief Operating Officer, effective from May through December, which was at the 50th percentile of the competitive market data. In late 2012, the Compensation Committee also approved a salary of $1,500,000 for Ms. Novakovic effective upon her assumption of the chairman and chief executive officer position in January 2013, which was below the 50th percentile of the competitive market data.

Bonuses and Equity Awards

The majority of our executive compensation is performance-based. Bonuses are paid based on the prior year’s performance of the company, individual performance of the executive and, where applicable, that of their business group. Equity awards are determined based on a multiple of the named executive officer’s total cash compensation.

For 2012 compensation decisions, senior management and the Compensation Committee considered the results for the company and each of the business groups, as applicable, compared against the operating plan goals for 2012. In addition, for each named executive officer the committee considered the leadership and management skills of the officer during 2012. The committee also received a tally sheet for each named executive officer showing the various elements of the executive’s compensation, benefits and stock ownership. These considerations are consistent with our belief that the use of discretion and judgment in setting compensation must be a part of any effective compensation program.

For officers who have responsibility for company-wide performance (our chief executive officer, chief financial officer, and president and chief operating officer), the Compensation Committee’s operating performance review focused on earnings from continuing operations, free cash flow from operations and return on invested capital. We believe that these metrics are good indicators of the company’s overall performance and lead to the creation of long-term value for our shareholders. In particular:

•	earnings from continuing operations measures our ability to grow our businesses and maximize profitability;

•

free cash flow from operations demonstrates our ability to efficiently convert operating earnings into cash for purposes such as repaying maturing debt, funding business acquisitions or capital investment projects that enhance our businesses, repurchasing our common stock and paying dividends; and

•

return on invested capital reflects our ability to generate returns from the capital we have deployed in our operations. Return on invested capital is defined as net operating profit after taxes divided by the average debt and equity for the period. Net operating profit after taxes is defined as earnings from continuing operations plus after-tax interest and amortization expense.

For our executive vice presidents, the Compensation Committee reviewed the operating performance of their respective business groups and focused on EBIT and business group cash flow. We believe that EBIT measures the ability of our business groups to grow their businesses and maximize profitability through disciplined processes, continuous improvement and cost-cutting initiatives and that business group cash flow measures the ability of the business groups to efficiently convert operating earnings into cash.

For Ms. Novakovic, who served as Executive Vice President, Marine Systems, for a portion of 2012 and as President and Chief Operating Officer for the remainder of the year, the committee determined her bonus amount based upon her performance in both roles. Accordingly, the committee considered that (a) the Marine Systems group’s EBIT of $750 million exceeded the plan goal of $676 million; and cash flow of $495 million exceeded the plan goal of $439 million, and (b) the company’s free cash flow from operations of $2.237 billion exceeded the plan goal of $2.080 billion; while loss from continuing operations of $332 million was below the plan goal of $2.591 billion; and return on invested capital of negative 0.4 percent was below the plan goal of 15.8 percent. In addition, for Ms. Novakovic the committee recognized:

•

Her leadership as President and Chief Operating Officer in working closely with the business units to formulate 2013 operating plans reflective of both the opportunities and risks commensurate with the current dynamic and pressured budget environment.

•

Her leadership of the Marine Systems group as it exceeded plan EBIT and cash goals. The EBIT results were driven, in part, by the group’s focus on continuous improvement initiatives, including exceeding cost reduction goals.

For Mr. Redd, the committee considered the company’s financial performance mentioned above, as well as:

•	His responsibility for overseeing the company’s Finance organization in light of significant impairments and charges that occurred during the year.

•

His oversight of the company’s issuance of $2.4 billion of notes in November 2012 and the subsequent early redemption of three outstanding series of notes. Through this refinancing, the company took advantage of a favorable interest rate environment to significantly lower the weighted-average interest rate on our outstanding debt while extending the weighted-average maturity from 2.6 to 9.5 years.

For Mr. DeMuro, the committee considered that for 2012 the Information Systems and Technology group’s loss before interest and taxes of $1.371 billion fell below the plan goal of $1.112 billion of EBIT; and cash flow of $771 million exceeded the plan goal of $756 million. The committee also considered:

•

The negative impact of several discrete charges totaling nearly $2.2 billion, reflecting the significant negative impact of slowed defense spending and government award activity as well as underperforming acquisitions.

•	Mr. DeMuro’s oversight of the group’s strong cash results, which exceeded the plan goal and reflected the group’s continued focus on efficient cash conversion.

For Mr. Heebner, the committee considered that for 2012 the Combat Systems group’s EBIT of $662 million fell below the plan goal of $1.223 billion; and cash flow of $731 million fell below the plan goal of $746 million. The committee also considered:

•

The Combat Systems group’s below-plan EBIT and cash performance that was driven by the negative impact of several discrete charges in our European operations caused, in part, by dynamic market conditions and resulting actions to restructure and reposition the business for a spending environment that is expected to be more constrained moving forward.

•

Mr. Heebner’s guidance in helping the group to identify and pursue several domestic and international opportunities, including additional Abrams tank modernization work, Stryker double-V hull conversions and international vehicle exports which we expect to help buoy the Combat Systems business amidst pressured U.S. defense spending.

•	His focus on helping the group’s businesses to achieve their continuous improvement and cost-cutting initiatives in order to maximize profitability.

For each individual discussed above, management provided the Compensation Committee with market data for each of their respective positions that reflected the 50th to 75th percentiles of total cash compensation for comparable positions at the peer group companies. Based upon the specific considerations for each individual, the company’s or business group’s performance for 2012, as applicable, and the market data, the Compensation Committee awarded bonus amounts of $2,000,000 for Ms. Novakovic, $500,000 for Mr. Redd, $500,000 for Mr. DeMuro and $905,000 for Mr. Heebner. These bonus amounts were determined by the committee in the exercise of its discretion taking all of the factors into consideration, rather than focusing upon any one factor.

For Mr. Johnson, his bonus was determined in accordance with the provisions of his retirement agreement entered into with the company in June 2012. As stated in his retirement agreement and discussed in our current report on Form 8-K filed with the SEC on June 6, 2012, Mr. Johnson received a bonus in the amount of $3,600,000 for his services during 2012.

The bonus award for each of the named executive officers resulted in total cash compensation below the 50th percentile of the competitive market based on the survey data for each named executive officer. Bonus awards are reflected in the Bonus column of the Summary Compensation Table.

The number of options, shares of restricted stock and PRSUs awarded to each named executive officer in 2012 is reflected in the Grants of Plan-Based Awards in Fiscal Year 2012 table. As described under “Equity Awards,” the Compensation Committee determines the amount of equity awards using a multiple of the executive’s total cash compensation. The multiples are determined based upon the value of equity awards at peer group companies. The multiples approved by the committee for 2012 awards were: Ms. Novakovic – 160%; Mr. Redd – 145%; Mr. DeMuro – 160%; Mr. Heebner – 160%; and Mr. Johnson – 235%. For each named executive officer, the ratio of long-term incentives to cash compensation used to determine the executive’s equity-award multiple was between the 50th and 75th percentiles of the competitive market based on the survey data. Ms. Novakovic did not receive an equity award in 2012 related to her promotion to chairman and chief executive officer. Due to their retirements, neither Mr. Johnson nor Mr. DeMuro received an equity award in March 2013.

The following graph depicts the 2012 compensation awarded to the named executive officers (other than Messrs. DeMuro and Johnson, who have retired or are retiring from the company) by type of compensation as a percentage of the executive’s direct compensation. The graph demonstrates the compensation philosophy described in this Compensation Discussion and Analysis section under which the majority of our executives’ compensation is at risk in the form of performance-based bonuses and equity awards. Because the performance metric for the PRSUs, which are included in the Stock Awards shown in the table below, was not met, all of these PRSUs were forfeited by the named executive officers, with no value realized.

*	Stock awards and stock option awards reflect the grant date fair value computed in accordance with Financial Accounting Standards Board Topic 718 as reported in the Summary Compensation Table.

Executive Compensation

Summary Compensation

The Summary Compensation Table is formatted in accordance with Item 402(c) of Regulation S-K and shows base salary, cash bonus, equity awards – restricted stock, restricted stock units and stock options – and all other compensation, which includes among other things the value of perquisites, 401(k) contributions and tax reimbursements (see footnote (d) to the Summary Compensation Table for a complete listing of categories included in All Other Compensation). The table also includes a column titled Change in Pension Value and Nonqualified Deferred Compensation Earnings. For our eligible named executive officers, this includes only the change in pension value (see footnote (c)), which is an actuarial estimate of the present value of the future cost of pension benefits. The value does not reflect a current cash cost to General Dynamics or, necessarily, the pension benefit that an executive would receive, since that is determined by a number of factors, including length of service, age at retirement and longevity.

As we discuss in greater detail in the Compensation Discussion and Analysis section, our executive compensation program has two components: direct compensation and benefits. Direct compensation includes base salary, bonus and equity awards. Salary increases, when they occur, are market driven and can result in salaries up to the median (50th percentile) of the survey data based on the executive’s experience. The bonus is designed to place at risk a significant portion of an executive’s annual cash compensation. Total cash compensation (base salary and bonus) is targeted between the 50th and 75th percentiles of the survey data. Long-term equity compensation is determined based on a multiple of the executive’s total cash compensation. Therefore, the ultimate value of the long-term equity compensation is driven in part by prior-year performance and in part by the executive’s ability to create value going forward.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (a)	Stock Awards (b)	Option Awards (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)	All Other Compensation (d)	Total

Phebe N. Novakovic Chairman and Chief Executive Officer (e)	2012 2011	$944,166 620,000	$2,000,000 850,000	$1,699,440 760,070	$1,702,324 1,519,928	$477,286 243,089	$64,556 81,794	$6,887,772 4,074,881

L. Hugh Redd Senior Vice President and Chief Financial Officer	2012 2011 2010	$781,250 755,000 752,500	$500,000 1,000,000 950,000	$1,298,063 823,658 767,236	$1,297,901 1,648,258 1,533,542	$943,319 514,581 815,760	$75,349 100,453 80,932	$4,895,882 4,841,950 4,899,970

Gerard J. DeMuro Former Executive Vice President, Information Systems and Technology (f)	2012 2011 2010	$705,000 682,500 658,750	$500,000 1,000,000 950,000	$1,367,653 874,529 804,716	$1,368,206 1,749,201 1,610,144	$628,761 368,713 348,522	$69,153 101,705 75,600	$4,638,773 4,776,648 4,447,732

David K. Heebner Executive Vice President, Information Systems and Technology (g)	2012 2011 2010	$680,000 658,750 620,000	$905,000 905,000 825,000	$1,271,079 794,482 726,071	$1,272,650 1,589,258 1,455,213	$333,812 207,154 344,427	$84,020 206,516 167,094	$4,546,561 4,361,160 4,137,805

Jay L. Johnson Former Chairman and Chief Executive Officer (h)	2012 2011 2010	$1,587,500 1,400,000 1,400,000	$3,600,000 3,600,000 3,100,000	$6,167,929 3,525,047 2,998,392	$6,169,484 7,049,856 5,994,482	— — —	$485,849 483,177 258,241	$18,010,762 16,058,080 13,751,115
(a)	Bonus payments are reported for the fiscal year in which the related services were rendered, although the actual payments are made in the succeeding year.
(b)	The amounts reported in the Stock Awards and the Option Awards columns reflect aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718. These amounts reflect our calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be recognized by the named executive officer. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2012, included in our Annual Report on Form 10-K filed with the SEC on February 8, 2013. The maximum grant date value of 2012 PRSUs for each named executive officer, which assumes a 200% maximum payout, is $1,699,440 for Ms. Novakovic; $1,298,063 for Mr. Redd; $1,367,653 for Mr. DeMuro; $1,271,079 for Mr. Heebner; and $6,167,929 for Mr. Johnson. However, because the performance metric for the PRSUs granted in 2012 was not met, all PRSUs have been forfeited by the named executive officers.
(c)	The values listed in this column represent the change in the present value of accumulated benefits from December 31 of the prior year to December 31 of the respective year calculated for all the pension plans in which the executive participates. The values are an actuarial estimate of the present value of the future cost of pension benefits for each of the named executive officers and do not reflect a current cash cost to the company or, necessarily, the pension benefit that an executive would receive. Mr. Johnson did not participate in any of the company’s pension plans.
(d)	All Other Compensation includes the following items: (1) amounts reimbursed for the payment of taxes; (2) amounts contributed by General Dynamics under the 401(k) Plan and allocations to the Supplemental Savings Plan; (3) payments for term life insurance; and (4) noncash items provided to executive officers. Amounts reimbursed for the payment of taxes associated with a company-provided dining room benefit for 2012 were as follows: Ms. Novakovic – $1,675; Mr. Redd – $1,973; Mr. DeMuro – $2,089; Mr. Heebner – $2,321; and Mr. Johnson – $2,596. All employees at our corporate headquarters receive this dining room benefit and associated tax reimbursement. Amounts contributed by General Dynamics to the 401(k) Plan and allocations by General Dynamics to the Supplemental Savings Plan for 2012 were as follows: Ms. Novakovic – $28,125; Mr. Redd – $33,750; Mr. DeMuro – $30,825; Mr. Heebner – $29,700; and Mr. Johnson – $62,775. Payments for term life insurance for 2012 were as follows: Ms. Novakovic – $8,320; Mr. Redd – $7,254; Mr. DeMuro – $8,405; Mr. Heebner – $17,870; and Mr. Johnson – $32,823. Noncash items (perquisites) provided to named executive officers in 2012, which for one or more named executive officers is in the aggregate equal to or greater than $10,000, were as follows: financial planning and tax preparation services; home security systems; personal liability and supplemental accidental death and dismemberment insurance; personal use of automobiles owned or leased by the company; and, solely for the chairman and chief executive officer, personal use of company aircraft. Perquisites that exceeded the greater of $25,000 or 10 percent of the total amount of perquisites were as follows: Mr. Johnson – $98,598 relates to home security and $264,517 relates to personal use of aircraft. The aggregate incremental cost to the company for the provision of home security systems represents the amounts paid by the company to third parties for the installation, servicing and monitoring of the systems. The aggregate incremental cost to General Dynamics for Mr. Johnson’s personal travel aboard aircraft owned by the company (products of subsidiary Gulfstream Aerospace Corporation), as required by the Board to help ensure Mr. Johnson’s security and accessibility, was $264,517. The aggregate incremental cost to General Dynamics of personal use of aircraft owned by the company is calculated based on the following variable operating costs to the company: fuel costs, trip-related maintenance expenses, landing fees, trip-related hangar and parking fees, on-board catering expenses and crew expenses. No additional direct operating cost is incurred if a family member accompanies an executive on a flight.
(e)	Ms. Novakovic served as Executive Vice President, Marine Systems, until May 2, 2012. From May 2, 2012, through December 31, 2012, Ms. Novakovic served as President and Chief Operating Officer. Ms. Novakovic assumed the position of Chairman and Chief Executive Officer on January 1, 2013.
(f)	Mr. DeMuro retired as Executive Vice President on February 28, 2013 and is retiring from the company effective March 31, 2013.
(g)	Mr. Heebner served as Executive Vice President, Combat Systems, until March 6, 2013. On that date, Mr. Heebner assumed the position of Executive Vice President, Information Systems and Technology.
(h)	Mr. Johnson retired from the company effective December 31, 2012.

2012 Equity-Based Awards

General Dynamics’ long-term compensation for senior executives, including the named executive officers, consists of equity awards in the form of restricted stock, PRSUs and stock options. The following table provides information on the equity awards in 2012 for the named executive officers. The table includes the grant date of each equity award, the number of shares of restricted stock, PRSUs and stock options, the exercise price of the stock options, the closing price of our Common Stock on the date of grant and the grant date fair value of the equity awards. As discussed in the Compensation Discussion and Analysis section, we use the average of the high and low stock price of our Common Stock on the date of the grant, not the closing price, to value the restricted stock and PRSUs and set the exercise price for stock options.

Grants of Plan-Based Awards in Fiscal Year 2012

Name	Grant Date	Date of Compensation Committee Action	Estimated Possible Payouts Under Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock or Units (b)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (c)	Closing Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards (d)
			Threshold	Target	Maximum
Phebe N. Novakovic	5/2/2012	5/1/2012	0	3,740	7,480	3,740	—	—	—	$507,892
	5/2/2012	5/1/2012				—	39,500	$67.90	$68.24	509,945
	3/7/2012	3/6/2012	0	8,390	16,780	8,390	—	—	—	1,191,548
	3/7/2012	3/6/2012					89,720	$71.01	$71.25	1,192,379

L. Hugh Redd	3/7/2012	3/6/2012	0	9,140	18,280	9,140	—	—	—	$1,298,063
	3/7/2012	3/6/2012				—	97,660	$71.01	$71.25	1,297,901

Gerard J. DeMuro	3/7/2012	3/6/2012	0	9,630	19,260	9,630	—	—	—	$1,367,653
	3/7/2012	3/6/2012				—	102,950	$71.01	$71.25	1,368,206

David K. Heebner	3/7/2012	3/6/2012	0	8,950	17,900	8,950	—	—	—	$1,271,079
	3/7/2012	3/6/2012				—	95,760	$71.01	$71.25	1,272,650

Jay L. Johnson	3/7/2012	3/6/2012	0	43,430	86,860	43,430	—	—	—	$6,167,929
	3/7/2012	3/6/2012				—	464,220	$71.01	$71.25	6,169,484
(a)	These amounts relate to PRSUs granted in 2012. Each PRSU represents the right to receive a share of Common Stock upon release of the PRSU. The exact number of PRSUs that may be earned is determined based upon a performance metric set by the Compensation Committee, which for 2012 grants is the company’s return on invested capital for 2012, and can range from 0 to 200 percent of the PRSUs originally awarded. Dividend equivalents accrue on PRSUs during the performance period and are subject to the same vesting conditions based upon performance. Following the one-year performance period, PRSUs remain subject to continuous service requirements and are released approximately four years from the original grant date. Based upon the company’s return on invested capital in 2012, the actual number of PRSUs granted in 2012 was set at 0 percent of the original award, resulting in forfeiture of all PRSUs by the named executive officers.
(b)	These amounts relate to shares of restricted stock that are released approximately four years after the grant date, subject to continuous service requirements.
(c)	The exercise price for stock options is the average of the high and low stock price of our Common Stock on the date of grant.
(d)	For PRSUs, the grant date fair value is calculated based upon the target payout amount.

Option Exercises and Stock Vested

The following table shows the stock options exercised by the named executive officers and restricted stock released to them during 2012. As explained in the Compensation Discussion and Analysis section, we require officers to retain shares of Common Stock issued to them as compensation, up to pre-determined levels based on their position in General Dynamics. Our chief executive officer must retain ownership of Common Stock worth 15 times base salary. Our executive vice presidents and senior vice presidents must retain 10 times their respective base salaries. Vice presidents must retain eight times their respective base salaries. Once an ownership level is attained, the officer must maintain that minimum ownership level until he or she no longer serves as an officer of General Dynamics. Mr. Johnson, who did not meet the stock ownership requirements at the time of exercise, exercised options and held net shares, selling only enough shares to cover both the transaction costs and the income taxes due on the resulting gain. The amounts reported in the Value Realized on Exercise and the Value Realized on Vesting columns in the table below are before-tax amounts.

Option Exercises and Stock Vested in Fiscal Year 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Phebe N. Novakovic	0	$0	5,690	$388,115

L. Hugh Redd	0	$0	7,610	$519,078

Gerard J. DeMuro	245,606	$8,075,193	9,120	$622,075

David K. Heebner	40,000	$1,350,492	4,730	$322,633

Jay L. Johnson	846,106	$27,983,258	13,090	$892,869

Outstanding Equity Awards

The following table provides information on outstanding stock option and stock awards held by the named executive officers as of December 31, 2012. The table shows the number of stock options that a named executive officer holds (both exercisable and unexercisable), the option exercise price and its expiration date. For stock awards, the table includes the number of shares of restricted stock that are still subject to the restriction period (i.e., have not vested). Because the performance metric for PRSUs was not met in 2012, all PRSUs were forfeited and therefore are not shown in the table below. For restricted stock, the market value is based on the closing price of the company’s Common Stock on December 31, 2012.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (a)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock or Units That Have Not Vested (b)	Market Value of Shares of Stock or Units That Have Not Vested
Phebe N. Novakovic					47,110	$3,263,310
	—	39,500	$67.90	5/1/2019
	—	89,720	71.01	3/6/2019
	48,560	48,560	74.81	3/1/2018
	10,400	—	77.33	4/29/2015
	80,500	—	73.49	3/2/2015
	178,806	—	40.09	3/3/2014
	81,100	—	82.78	3/4/2013

L. Hugh Redd					50,170	$3,475,276
	—	97,660	$71.01	3/6/2019
	52,660	52,660	74.81	3/1/2018
	102,100	—	73.49	3/2/2015
	229,200	—	40.09	3/3/2014
	108,300	—	82.78	3/4/2013

Gerard J. DeMuro					53,470	$3,703,867
	—	102,950	$71.01	3/6/2019
	55,885	55,885	74.81	3/1/2018
	107,200	—	73.49	3/2/2015
	2,494	—	40.09	3/3/2014
	129,800	—	82.78	3/4/2013

David K. Heebner					44,390	$3,074,895
	—	95,760	$71.01	3/6/2019
	50,775	50,755	74.81	3/1/2018
	3,700	—	77.33	4/29/2015
	92,850	—	73.49	3/2/2015
	107,706	—	40.09	3/3/2014
	67,300	—	82.78	3/4/2013

Jay L. Johnson					203,850	$14,120,690
	—	464,220	$71.01	12/31/2016
	225,235	225,235	74.81	12/31/2016
	399,100	—	73.49	3/2/2015
	163,000	—	93.13	9/1/2013
	6,600	—	82.78	3/4/2013

(a)	Of the 39,500 stock options held by Ms. Novakovic with an exercise price of $67.90, 19,750 will become exercisable on May 2, 2013, and 19,750 will become exercisable on May 2, 2014. Of the 89,720 stock options with an exercise price of $71.01, 44,860 became exercisable on March 7, 2013, and 44,860 will become exercisable on March 7, 2014. The 48,560 stock options held by Ms. Novakovic with an exercise price of $74.81 became exercisable on March 2, 2013. Of the 97,660 stock options held by Mr. Redd with an exercise price of $71.01, 48,830 became exercisable on March 7, 2013, and 48,830 will become exercisable on March 7, 2014. The 52,660 stock options held by Mr. Redd with an exercise price of $74.81 became exercisable on March 2, 2013. Of the 102,950 stock options held by Mr. DeMuro with an exercise price of $71.01, 51,475 became exercisable on March 7, 2013, and 51,475 will become exercisable on March 7, 2014. The 55,885 stock options held by Mr. DeMuro with an exercise price of $74.81 became exercisable on March 2, 2013. Of the 95,760 stock options held by Mr. Heebner with an exercise price of $71.01, 47,880 became exercisable on March 7, 2013, and 47,880 will become exercisable on March 7, 2014. The 50,775 stock options held by Mr. Heebner with an exercise price of $74.81 became exercisable on March 2, 2013. Of the 464,220 stock options held by Mr. Johnson with an exercise price of $71.01, 232,110 became exercisable on March 7, 2013, and 232,110 will become exercisable on March 7, 2014. The 225,235 stock options held by Mr. Johnson with an exercise price of $74.81 became exercisable on March 2, 2013.

(b)	Restricted stock and PRSUs are released to participants on the first day of January on which the New York Stock Exchange is open for business of the fourth calendar year following the calendar year in which the grant date occurs. Of the 47,110 restricted shares held by Ms. Novakovic, 15,490 shares were released on January 2, 2013, with a market value of $1,095,608; 9,330 restricted shares will be released on January 2, 2014; 10,160 restricted shares will be released on January 2, 2015; and 12,130 restricted shares will be released on January 4, 2016. Of the 50,170 restricted shares held by Mr. Redd, 19,580 shares were released on January 2, 2013, with a market value of $1,384,893; 10,440 restricted shares will be released on January 2, 2014; 11,010 restricted shares will be released on January 2, 2015; and 9,140 restricted shares will be released on January 4, 2016. Of the 53,470 restricted shares held by Mr. DeMuro, 21,200 shares were released on January 2, 2013, with a market value of $1,499,476; 10,950 restricted shares will be released on January 2, 2014; 11,690 restricted shares will be released on January 2, 2015; and 9,630 restricted shares will be released on January 4, 2016. Of the 44,390 restricted shares held by Mr. Heebner, 14,960 shares were released on January 2, 2013, with a market value of $1,058,121; 9,860 restricted shares will be released on January 2, 2014; 10,620 restricted shares will be released on January 2, 2015; and 8,950 restricted shares will be released on January 4, 2016. Of the 203,850 restricted shares held by Mr. Johnson, 72,500 shares were released on January 2, 2013, with a market value of $5,127,925; 40,800 restricted shares will be released on January 2, 2014; 47,120 restricted shares will be released on January 2, 2015; and 43,430 restricted shares will be released on January 4, 2016.

Company-Sponsored Retirement Plans

General Dynamics offers retirement programs through a combination of qualified and nonqualified Employee Retirement Income Security Act of 1974 plans. The named executive officers, other than Mr. Johnson, participate in each of the retirement programs indicated next to their name in the table below. Mr. Johnson was not eligible to participate in any of the company’s defined-benefit retirement plans because, effective January 1, 2007, new employees were no longer offered participation in the plans. The table shows the actuarial present value as of December 31, 2012, of the pension benefits earned for each named executive officer over the course of the officer’s career. All retirement plans in the table operate in exactly the same manner for the named executive officers as for all other plan participants.

Following the table is a description of the material terms and conditions of each of these plans and agreements.

Pension Benefits for Fiscal Year 2012

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (a)	Payments During Last Fiscal Year

Phebe N. Novakovic	Salaried Retirement Plan	12	$285,612	None
	Supplemental Retirement Plan	12	$1,168,484

L. Hugh Redd (b)	Salaried Retirement Plan	25	$656,782	None
	Supplemental Retirement Plan	25	$2,967,477

Gerard J. DeMuro	Salaried Retirement Plan - GSC Legacy Provisions	27	$677,644	None
	Supplemental Retirement Plan	27	$1,762,838

David K. Heebner	Salaried Retirement Plan	13	$419,267	None
	Supplemental Retirement Plan	13	$1,546,266

Jay L. Johnson	—	—	—	—
(a)	The Present Value of Accumulated Benefit under each plan has been calculated as of December 31, 2012, using the company’s Financial Accounting Standards Board ASC Topic 715, Compensation – Retirement Benefits, assumptions as of year-end 2012. For a discussion of this calculation, see Note P to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 8, 2013.
(b)	Mr. Redd’s total service is 26 years and credited service is 25 years.

Salaried Retirement Plan

The General Dynamics Salaried Retirement Plan is a tax-qualified defined-benefit pension plan that provides benefits as a life annuity to retired participants. A participant’s benefit under the Salaried Retirement Plan increases with each year of service. Participants who leave before they are eligible for early retirement are paid a substantially reduced amount. All the named executive officers, other than Messrs. Johnson and DeMuro, participate in the Salaried Retirement Plan.

Earnings used to calculate pension benefits (pensionable earnings) include only a participant’s base salary and cash bonus and exclude all other items of income, including equity awards. Under the Internal Revenue Code, the Salaried Retirement Plan does not take into account any earnings over a predetermined compensation limit, which was $250,000 for 2012, and does not pay annual benefits beyond a predetermined benefit limit, which for 2012 was $200,000.

The Salaried Retirement Plan pays a monthly benefit equal to the product of (1) the benefit percentage times (2) the final average monthly pay times (3) the years of credited service. For credited service earned prior to January 1, 2007, the benefit percentage equals 1.3333 percent. For credited service earned on or after January 1, 2007, the benefit percentage equals 1.0 percent. Final average monthly pay is equal to the average of the participant’s highest 60 consecutive months of pensionable earnings out of the participant’s last 120 months of employment. For credited service earned prior to January 1, 2007, the final average monthly pay used in the benefit calculation froze as of December 31, 2010. The normal retirement age under the Salaried Retirement Plan is age 65. The Salaried Retirement Plan benefit is calculated as a single-life monthly annuity beginning at age 65 and has multiple actuarially equivalent payment forms from which participants can choose to take their benefit. A cash lump sum is only available if a participant’s accrued benefit is less than $5,000. None of the eligible named executive officers, other than Mr. Heebner, had reached the normal retirement age as of December 31, 2012.

A participant with at least 10 years of service qualifies for early retirement at age 55. Ms. Novakovic and Messrs. Redd and DeMuro qualified for early retirement as of December 31, 2012. A participant who is eligible for early retirement is entitled to receive the following:

(1)	for benefits based on credited service earned prior to January 1, 2007, if a participant retires between age 55 and 62, his or her age 65 benefit is reduced by 2.5 percent for each full year that he or she retires prior to age 62. If the participant retires between age 62 and 65, he or she will receive 100 percent of his or her age 65 benefit.

(2)	for benefits based on credited service earned on or after January 1, 2007, a participant who is eligible for early retirement and subsequently retires between age 55 and 65 will have his or her age 65 benefit reduced by 4.8 percent for each full year that he or she retires prior to age 65.

Supplemental Retirement Plan

The General Dynamics Corporation Supplemental Retirement Plan is a nonqualified defined-benefit plan that provides retirement benefits to eligible employees whose salaries exceed the Internal Revenue Code compensation limit or whose annual benefits would exceed the Internal Revenue Code benefit limit. All the named executive officers, except for Mr. Johnson, participate in the Supplemental Retirement Plan.

The Supplemental Retirement Plan provides benefits equal to the difference between (1) the amount that would have been provided under the Salaried Retirement Plan if the annual compensation limit and annual benefit limit did not apply, and (2) the benefit actually paid under the Salaried Retirement Plan. A participant’s pensionable earnings and forms of payment are the same under the Supplemental Retirement Plan as the Salaried Retirement Plan.

Salaried Retirement Plan – GSC Legacy Provisions

Prior to his retirement, Mr. DeMuro participated in the Salaried Retirement Plan – GSC Legacy Provisions (the GSC Plan) which has provided the same benefits as those provided under the Salaried Retirement Plan for benefits accrued on and after January 1, 2005. Under the GSC Plan, Mr. DeMuro has a frozen defined benefit pension under the GSC Plan and the Supplemental Retirement Plan. Mr. DeMuro’s pension under these plans totals $127,426 payable annually at normal retirement age 65 as a single-life annuity.

Nonqualified Defined-Contribution Deferred Compensation

As part of General Dynamics’ overall retirement program, the named executive officers and other key employees are eligible to participate in a nonqualified defined-contribution plan. The following table illustrates the amounts due each executive as of December 31, 2012. In addition, the table shows contributions made by both the named executive officers and General Dynamics in 2012 along with the earnings on each executive’s total account.

Nonqualified Deferred Compensation for Fiscal Year 2012

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (a)	Aggregate Earnings in Last Fiscal Year (b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (c)

Phebe N. Novakovic	$46,000	$17,100	$18,635	—	$403,603

L. Hugh Redd	$58,500	$22,725	$58,312	—	$501,810

Gerard J. DeMuro	$52,000	$19,800	$59,958	—	$756,633

David K. Heebner	$49,500	$18,675	$33,427	—	$607,309

Jay L. Johnson	$67,000	$51,750	$13,146	—	$487,972
(a)	The registrant contributions of $17,100, $22,725, $19,800, $18,675 and $51,750, for Ms. Novakovic and Messrs. Redd, DeMuro, Heebner and Johnson, respectively, are included in the All Other Compensation column of the Summary Compensation Table.
(b)	No amounts shown in the Aggregate Earnings in Last Fiscal Year column are reported as compensation in the Summary Compensation Table.
(c)	Certain amounts in the Aggregate Balance at Last Fiscal Year End column were previously reported in the Summary Compensation Table in the Salary column (in the case of executive contributions) or in the All Other Compensation column (in the case of registrant contributions) for Ms. Novakovic and Messrs. Redd, DeMuro, Heebner and Johnson. The amounts previously reported as executive and registrant contributions were as follows: (i) Ms. Novakovic, $42,500 and $15,525; (ii) Mr. Redd, $234,811 and $91,086; (iii) Mr. DeMuro, $353,580 and $155,777; (iv) Mr. Heebner, $89,000 and $32,850; and (v) Mr. Johnson, $169,200 and $130,950.

General Dynamics Corporation Supplemental Savings Plan

The Supplemental Savings Plan is a nonqualified defined-contribution plan that provides key employees, including the named executive officers, the opportunity to defer a portion of their salary and receive employer matching contributions in excess of the limitations imposed by the Internal Revenue Code on the 401(k) Plan.

For those who elect to participate in the Supplemental Savings Plan, we contribute the amount of before-tax contributions and company matching contributions that would have been credited to the employee under the 401(k) Plan if no Internal Revenue Code limitations were in effect, less the maximum amount of before-tax contributions and company matching contributions allowable under the 401(k) Plan. Investment performance mirrors the performance of the funds that are available to participants under the 401(k) Plan.

Supplemental Savings Plan participants, including the named executive officers, do not receive any earnings on their Supplemental Savings Plan accounts that are not otherwise paid to all other 401(k) Plan participants with a balance in the same investment fund. Participants receive lump-sum payments six months after their separation from service for balances (including earnings) accumulated on or after January 1, 2005. For balances accumulated prior to January 1, 2005, participants may elect to receive a lump-sum payment, a deferred lump-sum payment or annual installment payments.

Potential Payments upon Termination or Change in Control

The following are estimated payments and benefits that would be provided to Ms. Novakovic and Messrs. Redd, DeMuro and Heebner in the event of termination of the executive’s employment assuming a termination date of December 31, 2012. Mr. Johnson retired from the company effective December 31, 2012. Actual payments and benefits provided to Mr. Johnson in connection with his retirement are described at the end of this section. Accordingly, the named executive officers referenced in the following termination and change in control scenarios are Ms. Novakovic and Messrs. Redd, DeMuro and Heebner only. Although Mr. DeMuro has announced his retirement from the company, any arrangements surrounding the retirement have not been finalized. Therefore, Mr. DeMuro is included in each hypothetical termination and change in control scenario discussed in this section.

We have calculated these amounts for different termination scenarios based on our existing benefit plans and the General Dynamics Corporation equity compensation plan currently in effect (the Equity Compensation Plan). The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and, depending on the payment or benefit, may extend over several years. The total value of payments and benefits provided at the end of each scenario are independent and should not be added together.

Regarding bonus amounts identified in this section, in situations where an executive has completed a full calendar year of service to the company, for certain termination scenarios not involving a change in control the executive has remained eligible for a bonus for performance during the year, though whether a bonus is paid in the future, and the amount, if any, would be subject to Compensation Committee approval. Solely for purposes of calculating estimated payments in the non-change in control scenarios, we have identified the bonus payment approved by the Compensation Committee in March 2013. However, no future bonus payment is guaranteed and the amount of any bonus would be determined as described in the Compensation Discussion and Analysis section. For change in control scenarios, any bonus amount that would be payable would be determined in accordance with the terms of the applicable change in control agreement. Since we assume that a change in control and triggering event had occurred on December 31, 2012, the change in control scenarios identify the March 2012 bonus amounts.

For each termination and change in control scenario discussed below, the named executive officer would also be entitled to:

(1)	the pension benefits described in the Pension Benefits for Fiscal Year 2012 table on page 41 of this Proxy Statement, for those named executive officers who are eligible to receive benefits; and

(2)	the amounts listed in the Nonqualified Deferred Compensation for Fiscal Year 2012 table on page 43 of this Proxy Statement.

The estimated totals presented below do not include these pension benefit and nonqualified deferred compensation amounts.

Termination Scenarios

Termination Scenario 1 – Termination for Cause or Voluntary Resignation.    If we terminate a named executive officer for cause or the executive voluntarily resigns, the executive would be entitled to the following:

(i)	A lump-sum payment for unused, accrued vacation of $228,130 for Ms. Novakovic, $123,069 for Mr. Redd, $95,025 for Mr. DeMuro and $114,167 for Mr. Heebner. This payment reflects the actual vacation hours accrued for each named executive officer, times an hourly rate based on the executive’s base salary.

(ii)	A retiree life insurance benefit with an estimated cost of $281,567 for Ms. Novakovic, $218,303 for Mr. Redd, $203,318 for Mr. DeMuro and $227,120 for Mr. Heebner. In calculating retiree life insurance costs we have assumed the executive elects the maximum of two-times-pay coverage at retirement. The estimated cost is calculated using the assumptions made for financial reporting purposes for valuing post-retirement life insurance at December 31, 2012. The life insurance benefit is further described on page 28 of this Proxy Statement under “Compensation Discussion and Analysis – Retiree Benefits.”

(iii)	A retiree medical and dental benefit with an estimated cost of $72,209 for Ms. Novakovic, $82,679 for Mr. Redd and $75,756 for Mr. DeMuro. The estimated cost for this coverage is based on the difference between the COBRA rate that the executive would pay and the higher expense we must recognize for financial reporting purposes. Because we provide retiree medical and dental coverage only until an executive reaches age 65, Mr. Heebner is not eligible for this benefit.

The named executive officers would forfeit all unvested equity awards in accordance with the terms of the Equity Compensation Plan applicable to all plan participants unless otherwise determined by the Compensation Committee. They would have 90 days from the termination date to exercise vested options.

Under this termination scenario, the estimated total value of the payments and benefits would be $581,906 for Ms. Novakovic, $424,051 for Mr. Redd, $374,099 for Mr. DeMuro and $341,287 for Mr. Heebner.

Termination Scenario 2 – Death.    If a named executive officer dies while employed by General Dynamics, the executive’s estate or beneficiary would be entitled to the following:

(i)	An accrued vacation payment described in item (i) of Termination Scenario 1.

(ii)	An assumed bonus payment of $2,000,000 for Ms. Novakovic, $500,000 for Mr. Redd, $500,000 for Mr. DeMuro and $905,000 for Mr. Heebner.

(iii)	Spouses of named executive officers who are eligible for pension benefits are entitled to a 100 percent contingent annuity benefit based on the amounts disclosed in the Pension Benefits for Fiscal Year 2012 table on page 41 of this Proxy Statement.

(iv)	Life insurance proceeds in the amount of $2,200,000 for Ms. Novakovic, $1,580,000 for Mr. Redd, $1,420,000 for Mr. DeMuro and $1,370,000 for Mr. Heebner. This benefit is fully insured by a third-party insurance company.

(v)	Accidental death and dismemberment coverage of $2,000,000. The amount of the proceeds, if any, would depend on the circumstances of the death. This benefit is fully insured by a third-party insurance company.

Under the terms of the Equity Compensation Plan, unvested stock options held by the executive would be treated as if the executive remained employed with General Dynamics throughout the option term. The options would be exercisable by the executive’s estate in accordance with the terms of the original option grant. Restricted stock held by the executive would be transferred to the estate and released at the end of the restriction period. The present value of the unvested options, as measured by the difference between the closing share price of $69.27 on December 31, 2012, and the option grant price, multiplied by the number of unvested options, and applying a discount factor of 0.29 percent to account for the option exercise dates, is $53,984 for Ms. Novakovic and $0 for Messrs. Redd, DeMuro and Heebner. The present value of the restricted stock as measured by the number of restricted shares held on December 31, 2012, multiplied by the closing share price of $69.27 on the same date, and applying a discount factor of 0.29 percent to account for the restriction periods, is $3,250,040 for Ms. Novakovic, $3,463,236 for Mr. Redd, $3,691,155 for Mr. DeMuro and $3,063,248 for Mr. Heebner.

Under this termination scenario, the estimated total value of the payments and benefits would be $7,732,154 for Ms. Novakovic, $5,666,305 for Mr. Redd, $5,706,180 for Mr. DeMuro and $5,452,415 for Mr. Heebner. The estimated totals include the value of the equity awards and the other payments and benefits listed above, but do not include potential proceeds from accidental death and dismemberment coverage.

Termination Scenario 3 – Retirement, Termination without Cause and Disability.    If a named executive officer retires from General Dynamics, or is terminated by the company without cause or for disability, the executive would be entitled to the same payments and benefits described in Termination Scenario 1. In addition, we have assumed that a bonus would be paid following retirement in the amount of $2,000,000 for Ms. Novakovic, $500,000 for Mr. Redd, $500,000 for Mr. DeMuro and $905,000 for Mr. Heebner. If a termination occurred due to disability, the accidental death and dismemberment coverage described in item (v) of Termination Scenario 2 may apply.

Under the terms of the Equity Compensation Plan, most participants qualify for retirement treatment after reaching age 55 with at least five years of continuous service with the company. For participants who are elected officers of the company and who have reached age 55, the plan provides for retirement treatment with the consent of the company’s chief executive officer or, in the case of the chief executive officer, the Compensation Committee. For purposes of this scenario, we assume that the requirement for five years of continuous service would also apply to officers who have reached age 55. Since Ms. Novakovic and Messrs. Redd, DeMuro and Heebner are each eligible to retire, they would each forfeit a portion of their unvested stock option awards based on days of service during the two-year period beginning on January 1 of the year of the grant. The retained options would be exercisable in accordance with the terms of the original grant. The retained restricted stock would be released at the end of the restriction period. The value of the retained options, as measured by the difference between the closing share price of $69.27 on December 31, 2012, and the option grant price, multiplied by the number of retained options, is $27,058 for Ms. Novakovic and $0 for Messrs. Redd, DeMuro and Heebner. The present value of the retained restricted stock, as measured by the product of the number of restricted shares held on December 31, 2012, multiplied by the closing share price of $69.27 on the same date, and applying a discount factor of 0.29 percent to account for the restriction periods, is $3,250,040 for Ms. Novakovic, $3,463,236 for Mr. Redd, $3,691,155 for Mr. DeMuro and $3,063,248 for Mr. Heebner.

Under this termination scenario, the estimated total value of the payments and benefits would be $5,859,004 for Ms. Novakovic, $4,387,287 for Mr. Redd, $4,565,254 for Mr. DeMuro and $4,309,535 for Mr. Heebner. The estimated totals include the value of the equity awards and the other payments and benefits listed above.

Change in Control Scenarios

We have change in control agreements (also referred to as severance protection agreements) with key employees, including each of the named executive officers. We have estimated the payments and benefits the named executive officers could receive under our existing benefit plans, change in control agreements and the Equity Compensation Plan. Our calculations assume the executive was terminated on December 31, 2012, and that this date was within 24 months following a change in control, thereby satisfying the “double-trigger” requirement under the change in control agreements. The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and depending on the payment or benefit may extend over several years. The total value of payments and benefits provided at the end of each scenario are independent and should not be added together.

As discussed on page 29 of this Proxy Statement under “Compensation Discussion and Analysis – Change in Control Agreements” the change in control agreements contain a “double trigger” mechanism that is triggered only under certain circumstances.

Vesting of Equity Awards in Connection with a Change in Control.    The values of the equity awards in connection with a change in control listed below are in lieu of and not in addition to the equity values disclosed in the Termination Scenarios.

Our Equity Compensation Plan and the applicable award agreements contain a “double trigger” mechanism for all participants, including the named executive officers. This mechanism provides that if, within two years following a change in control, a participant’s employment is terminated by the company for any reason other than for Cause (as defined in the plan) or by the executive for Good Reason (as defined in the plan), then all outstanding awards that have not vested will immediately vest and become exercisable and all restrictions on awards will immediately lapse. A retirement, disability or death within 24 months following a change in control does not qualify for this treatment based upon the terms of the Equity Compensation Plan. Accordingly, the amounts for these change in control scenarios are the same as the amounts in the respective termination scenarios discussed earlier.

Excise Tax Payments in Connection with a Change in Control.    Section 4999 of the Internal Revenue Code imposes excise taxes on certain payments associated with a change in control. If the executive is subject to an excise tax on the payments associated with a change in control and has a severance protection agreement that provides for reimbursement, we will make an additional payment to the executive that holds the executive harmless from the tax. Based on the calculations, excise taxes are only triggered for certain named executive officers under Change in Control Scenario 5. Assuming 2012 tax rates, the estimated excise tax payment amounts are: $3,309,471 for Ms. Novakovic and $3,239,964 for Mr. Redd. No payment would be triggered for Messrs. DeMuro and Heebner. These estimates are based on calculations provided by an actuarial firm and are confirmed by an accounting firm that we engage to determine if any change in control payments or benefits would be subject to the excise tax.

Change in Control Scenario 1 – Termination for Cause.    If we terminate a named executive officer for cause in connection with a change in control, the executive would receive the accrued vacation payment described in item (i) of Termination Scenario 1. Ms. Novakovic and Messrs. Redd, DeMuro and Heebner would also receive the retiree life insurance and/or retiree medical and dental benefits described in items (ii) and (iii) of Termination Scenario 1.

Under this change in control scenario, the estimated total value of the payments and benefits would be $581,906 for Ms. Novakovic, $424,051 for Mr. Redd, $374,099 for Mr. DeMuro and $341,287 for Mr. Heebner.

Change in Control Scenario 2 – Voluntary Resignation.    If a named executive officer resigns in connection with a change in control and does not receive the approval for retirement treatment, the executive would receive the accrued vacation payment described in item (i) of Termination Scenario 1 and a bonus payment estimated at $850,000 for Ms. Novakovic, $1,000,000 for Mr. Redd, $1,000,000 for Mr. DeMuro and $905,000 for Mr. Heebner. Ms. Novakovic and Messrs. Redd, DeMuro and Heebner would also receive the retiree life insurance and/or retiree medical and dental benefits described in items (ii) and (iii) of Termination Scenario 1.

Under this change in control scenario, the estimated total value of the payments and benefits would be $1,431,906 for Ms. Novakovic, $1,424,051 for Mr. Redd, $1,374,099 for Mr. DeMuro and $1,246,287 for Mr. Heebner.

Change in Control Scenario 3 – Death.    If a named executive officer dies while covered under a change in control, the executive’s estate or beneficiary would receive the accrued vacation payment, a bonus payment estimated at $850,000 for Ms. Novakovic, $1,000,000 for Mr. Redd, $1,000,000 for Mr. DeMuro and $905,000 for Mr. Heebner, spousal annuity benefits, life insurance proceeds and the proceeds, if any, from accidental death and dismemberment coverage as described in items (i) and (iii) – (v) of Termination Scenario 2 as well as the accelerated value of the equity awards described in Termination Scenario 2.

Under this change in control scenario, the estimated total value of the payments and benefits would be $6,582,154 for Ms. Novakovic, $6,166,305 for Mr. Redd, $6,206,180 for Mr. DeMuro and $5,452,415 for Mr. Heebner. The totals do not include potential proceeds from accidental death and dismemberment coverage.

Change in Control Scenario 4 – Retirement and Disability.    If a named executive officer voluntarily resigns or retires in connection with a change in control other than during the window period (as defined in the change in control agreement) or is terminated for disability, the executive would receive the accrued vacation payment described in item (i) of Termination Scenario 1 and the accelerated value of the equity awards described in Termination Scenario 3. In addition, we assume the executive would receive a bonus payment that we estimate would be $850,000 for Ms. Novakovic, $1,000,000 for Mr. Redd, $1,000,000 for Mr. DeMuro and $905,000 for Mr. Heebner. Each named executive officer would also receive the retiree life insurance and/or retiree medical and dental benefits described in items (ii) and (iii) in Termination Scenario 1.

Under this change in control scenario, the estimated total value of the payments and benefits would be $4,709,004 for Ms. Novakovic, $4,887,287 for Mr. Redd, $5,065,254 for Mr. DeMuro and $4,309,535 for Mr. Heebner.

Change in Control Scenario 5 – Termination without Cause.    If we terminate a named executive officer without cause, the named executive officer terminates employment for good reason (as defined in the change in control agreement), or the named executive officer voluntarily resigns or retires during the window period, the executive would receive the accrued vacation payment described in item (i) of Termination Scenario 1, plus the following additional payments and benefits:

(i)	A bonus payment estimated at $850,000 for Ms. Novakovic, $1,000,000 for Mr. Redd, $1,000,000 for Mr. DeMuro and $905,000 for Mr. Heebner.

(ii)	A lump-sum severance payment equal to 2.99 times the executive’s annual salary and bonus, of $5,830,500 for Ms. Novakovic, $5,352,100 for Mr. Redd, $5,112,900 for Mr. DeMuro and $4,754,100 for Mr. Heebner.

(iii)	An additional 36 months of life, medical, dental and long-term disability benefits, with an estimated cost of $32,847 for Ms. Novakovic, $76,535 for Mr. Redd, $82,242 for Mr. DeMuro and $59,450 for Mr. Heebner. These costs reflect an amount equal to three times the 2012 annual employer premiums for these benefits.

(iv)	An additional 36 months of age and service credit for purposes of qualifying for retiree life, medical and dental benefits, with an estimated additional cost of $318,181 for Ms. Novakovic, $272,718 for Mr. Redd, $247,867 for Mr. DeMuro and $214,933 for Mr. Heebner. The costs of Ms. Novakovic’s and Messrs. Redd’s and DeMuro’s retiree life, medical and dental benefits and Mr. Heebner’s retiree life insurance coverage are reduced in this scenario because the 36 months of continued active coverage described in (iii) above defers the commencement date of the coverage.

(v)	Outplacement service for 12 months following the termination date, with an estimated cost of $15,000 for each named executive officer. This cost represents estimated outplacement services costs for a senior executive obtained from an outplacement vendor.

(vi)	Financial counseling and tax planning services for 36 months following the termination date, at a total cost not to exceed $30,000 for each named executive officer.

(vii)	A lump-sum payment that represents a supplemental retirement benefit payable in cash equal to the increase in value over the current retirement benefit based on three additional years of (a) age and service credit at the executive’s current base salary and bonus, and (b) company contributions to each defined-contribution plan in which the executive participates, with an estimated cost of $1,034,212 for Ms. Novakovic, $1,010,386 for Mr. Redd, $736,814 for Mr. DeMuro and $588,977 for Mr. Heebner.

For this change in control scenario, we assume the executive was terminated on December 31, 2012, that this date was within two years following a change in control and that the termination triggers the acceleration of vesting and lapse of restrictions on awards. Accordingly, the value of accelerating unvested stock options, as measured by the difference between the closing price of $69.27 on December 31, 2012, and the option grant price, would be $54,115 for Ms. Novakovic and $0 for Messrs. DeMuro, Redd and Heebner. The value of accelerating the release of restricted stock, as measured by the number of restricted shares held by the executive on December 31, 2012, times the closing share price of $69.27 on December 31, 2012, would be $3,263,310 for Ms. Novakovic, $3,475,276 for Mr. Redd, $3,703,867 for Mr. DeMuro and $3,074,895 for Mr. Heebner.

Under this change in control scenario, the estimated total value of the payments and benefits would be $14,965,766 for Ms. Novakovic, $14,595,048 for Mr. Redd, $11,023,715 for Mr. DeMuro and $9,756,522 for Mr. Heebner. The totals include any required tax gross-up payments for excise taxes.

Payments and Benefits Provided to Mr. Johnson in Connection with his Retirement

On December 31, 2012, Mr. Johnson retired as General Dynamics’ chairman and chief executive officer. The payments and benefits provided to Mr. Johnson in 2012 in connection with his retirement and the payments and benefits that will be provided to him in the future are described below.

(i)	The cash bonus paid to Mr. Johnson for his performance during 2012 is disclosed in the Summary Compensation Table on page 36.

(ii)	In January 2013, Mr. Johnson received a payment of $317,308 representing his unused vacation accrual.

(iii)	In July 2013, Mr. Johnson will receive his entire balance under the Supplemental Savings Plan which is disclosed in the Nonqualified Deferred Compensation for Fiscal Year 2012 table on page 43. Mr. Johnson participates in the company’s retiree life insurance program. The total future estimated cost to the company for this retiree life insurance benefit is $525,896.

(iv)	Mr. Johnson retained all unvested stock options and outstanding restricted stock and performance restricted stock units (PRSUs) upon his retirement. The unvested stock options will vest on their original vesting dates and will remain exercisable until the earlier to occur of the original expiration date or four years from December 31, 2012. The value to Mr. Johnson of retaining his unvested stock options, as measured by the difference between the closing price of $69.27 on December 31, 2012, and the option grant price was $0. Vesting restrictions on shares of restricted stock lapsed as of December 31, 2012, and the restriction periods on outstanding restricted stock will lapse, in accordance with the terms of the company’s equity compensation plans. Vesting restrictions on the PRSUs lapsed as of December 31, 2012, but remained subject to adjustment in accordance with the applicable performance metric, which was not met and therefore all PRSUs held by Mr. Johnson were forfeited. The value to Mr. Johnson of retaining his restricted stock, as measured by the number of shares of restricted stock held on December 31, 2012, times the closing share price of $69.27 on the same date and applying a discount factor of 0.29 percent to account for the restriction periods, was $14,067,361.

(v)	The company will reimburse Mr. Johnson for income tax planning and preparation expenses up to $5,000 per year for expenses accrued in each of calendar year 2013 and calendar year 2014.

(vi)	Mr. Johnson and his eligible dependents may continue to participate in the company’s medical, dental and vision insurance at active employee rates until December 31, 2013.

(vii)	In January 2013, Mr. Johnson received a lump sum payment of $825,000 for consulting services to be provided to the company until June 30, 2013, pursuant to Mr. Johnson’s consulting agreement with the company.

The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended (the Securities Act), or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Compensation Committee Report

The Compensation Committee of the Board of Directors has furnished the following report.

Five directors serve on the Compensation Committee:

William A. Osborn (chair),

Mary T. Barra,

James S. Crown,

William P. Fricks, and

Paul G. Kaminski

None of these directors is an officer or employee of General Dynamics. They all meet the independence requirements of the New York Stock Exchange.

The Compensation Committee is governed by a written charter approved by the Board. In accordance with that charter, the Compensation Committee is responsible for evaluating the performance of the chief executive officer and other General Dynamics officers as well as reviewing and approving their compensation. The Committee also establishes and monitors company-wide compensation programs and policies, including administering the incentive compensation plans. The Committee’s processes and procedures for the consideration and determination of executive compensation are explained in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement in accordance with Item 407(e) of Regulation S-K.

This report is submitted by the Compensation Committee.

William A. Osborn, chair
Mary T. Barra James S. Crown
William P. Fricks Paul G. Kaminski

March 5, 2013

Executive Officers

All of our executive officers are appointed annually. None of our executive officers was selected pursuant to any arrangement or understanding between the officer and any other person. The name, age, offices and positions of our executive officers held for at least the last five years as of March 7, 2013, were as follows:

Name, Position and Office	Age
John P. Casey – Executive Vice President, Marine Systems, since May 2012; Vice President of the company and President of Electric Boat Corporation, October 2003 – May 2012; Vice President of Electric Boat Corporation, October 1996 – October 2003	58
Larry R. Flynn – Vice President of the company and President of Gulfstream Aerospace Corporation since September 2011; Vice President of the company and Senior Vice President, Marketing and Sales of Gulfstream Aerospace Corporation, July 2008 – September 2011; President, Product Support of Gulfstream Aerospace Corporation, May 2002 – June 2008	61
Gregory S. Gallopoulos – Senior Vice President, General Counsel and Secretary of the company since January 2010; Vice President and Deputy General Counsel of the company, July 2008 – January 2010; Managing Partner of Jenner & Block LLP, January 2005 – June 2008	53
David K. Heebner – Executive Vice President, Information Systems and Technology since March 2013; Executive Vice President, Combat Systems, May 2010 – March 2013; Executive Vice President, Marine Systems, January 2009 – May 2010; Senior Vice President of the company, May 2002 – January 2009; President of General Dynamics Land Systems, July 2005 – October 2008; Senior Vice President, Planning and Development of the company, May 2002 – July 2005	68
Robert W. Helm – Senior Vice President, Planning and Development, of the company since May 2010; Vice President, Government Relations, of Northrop Grumman Corporation, August 1989 – April 2010	61
S. Daniel Johnson – Vice President of the company and President of General Dynamics Information Technology since April 2008; Executive Vice President of General Dynamics Information Technology, July 2006 – March 2008; Executive Vice President and Chief Operating Officer of Anteon Corporation, August 2003 – June 2006	65
Kimberly A. Kuryea – Vice President and Controller of the company since September 2011; Chief Financial Officer of General Dynamics Advanced Information Systems, November 2007 – August 2011; Staff Vice President, Internal Audit of the company, March 2004 – October 2007	46
Joseph T. Lombardo – Executive Vice President, Aerospace, since April 2007; President of Gulfstream Aerospace Corporation, April 2007 – September 2011; Vice President of the company and Chief Operating Officer of Gulfstream Aerospace Corporation, May 2002 – April 2007	65
Christopher Marzilli – Vice President of the company and President of General Dynamics C4 Systems since January 2006; Senior Vice President and Deputy General Manager of General Dynamics C4 Systems, November 2003 –January 2006	53
Phebe N. Novakovic – Chairman and Chief Executive Officer of the company since January 2013; President and Chief Operating Officer, May 2012 – December 2012; Executive Vice President, Marine Systems, May 2010 – May 2012; Senior Vice President, Planning and Development of the company, July 2005 – May 2010; Vice President, Strategic Planning, of the company, October 2002 – July 2005	55
Walter M. Oliver – Senior Vice President, Human Resources and Administration of the company since March 2002; Vice President, Human Resources and Administration of the company, January 2001 – March 2002	67
Kevin J. Poitras – Vice President of the company and President of Electric Boat Corporation since May 2012; Senior Vice President, Engineering, Design and Business Development of Electric Boat Corporation, September 2010 – May 2012; Vice President, Engineering and Design Programs of Electric Boat Corporation, October 2005 – September 2010	61
L. Hugh Redd – Senior Vice President and Chief Financial Officer of the company since June 2006; Vice President and Controller of General Dynamics Land Systems, January 2000 – June 2006	55
Mark C. Roualet – Executive Vice President, Combat Systems, since March 2013; Vice President of the company and President of General Dynamics Land Systems, October 2008 – March 2013; Senior Vice President and Chief Operating Officer of General Dynamics Land Systems, July 2007 – October 2008; Senior Vice President – Ground Combat Systems of General Dynamics Land Systems, March 2003 – July 2007	54
Lewis F. Von Thaer – Vice President of the company and President of General Dynamics Advanced Information Systems since March 2005; Senior Vice President, Operations of General Dynamics Advanced Information Systems, November 2003 – March 2005	52
Gary L. Whited – Vice President of the company and President of General Dynamics Land Systems since March 2013; Senior Vice President and General Manager of General Dynamics Land Systems, September 2011 – March 2013; Vice President of Finance and Chief Financial Officer of General Dynamics Land Systems, June 2006 – September 2011	52

Security Ownership of Management

The following table provides information as of March 7, 2013, on the beneficial ownership of Common Stock by (1) each of our directors and nominees for director, (2) each of the named executive officers and (3) all of our directors and executive officers as a group. The following table also shows Common Stock equivalents held by these individuals through company-sponsored benefits programs. Except as otherwise noted, the persons listed below have the sole voting and investment power for all shares held by them, except for such power that may be shared with a spouse.

	Common Stock Beneficially Owned as of March 7, 2013 (a)		Common Stock Equivalents Beneficially Owned (c)	Total Common Stock and Equivalents
Name of Beneficial Owner	Shares Owned (b)	Percentage of Class

Directors and Nominees
Mary T. Barra	10,787	*	0	10,787
Nicholas D. Chabraja	983,244	*	0	983,244
James S. Crown (d)	16,070,284	4.5%	2,702	16,072,986
William P. Fricks	59,886	*	0	59,886
Paul G. Kaminski	36,946	*	4,760	41,706
John M. Keane	29,836	*	0	29,836
Lester L. Lyles	35,370	*	0	35,370
Phebe N. Novakovic	619,478	*	0	619,478
William A. Osborn	25,760	*	0	25,760
Robert Walmsley	28,870	*	0	28,870

Other Named Executive Officers
L. Hugh Redd	592,648	*	0	592,648
Gerard J. DeMuro	431,367	*	0	431,367
David K. Heebner	504,786	*	0	504,786
Jay L. Johnson (e)	1,750,503	*	0	1,750,503

Directors and Executive Officers as a Group (25 individuals)	21,386,954	6.6%	7,462	21,394,416
*	Less than 1 percent.
(a)	Includes shares in the 401(k) Plan voted by the executive officers and shares of Common Stock subject to resale restrictions, for which restrictions have not expired.
(b)	Includes shares subject to options that are either currently exercisable or exercisable within 60 days of March 7, 2013, as follows: (i) Ms. Novakovic – 431,436 shares; Mr. Redd – 485,450 shares; Mr. DeMuro – 272,939 shares; Mr. Heebner – 353,686 shares; and Mr. Johnson – 1,244,680 shares; (ii) other directors of the company – 178,600 shares; and (iii) other executive officers of the company – 1,604,299 shares.
(c)	Reflects phantom stock units held by directors that were received by the directors on December 1, 1999, upon termination of benefits under the former retirement plan for directors and additional phantom stock units resulting from the reinvestment of dividend equivalents on the phantom stock units.
(d)	Based solely on information provided on behalf of Mr. Crown. Mr. Crown is deemed to be the beneficial owner of, and has shared investment and voting power with respect to, 16,070,284 shares. Of the 16,070,284 shares of Common Stock deemed to be beneficially owned by Mr. Crown, (i) he disclaims beneficial ownership as to 15,993,148 shares, except to the extent of his beneficial interest in the entities that own these shares and (ii) a total of 1,728,844 shares are pledged as collateral for bank borrowings by entities in which Mr. Crown holds interests.
(e)	Reflects Mr. Johnson’s ownership as of his retirement from the company on December 31, 2012.

Security Ownership of Certain Beneficial Owners

Except as otherwise noted, the following table provides information as of March 7, 2013, with respect to the number of shares of Common Stock owned by each person known by General Dynamics to be the beneficial owner of more than 5 percent of our Common Stock.

	Common Stock Beneficially Owned as of March 7, 2013(a)
Name of Beneficial Owner	Shares Owned	Percentage of Class

Fidelity Management Trust Company (b) 82 Devonshire St. Boston, Massachusetts 02109 }
Evercore Trust Company, N.A. (b) 55 East 52nd Street, 36th Floor New York, New York 10055	29,662,521	8.4%

Longview Asset Management, LLC (c) c/o Gerald Ratner, as Attorney and Agent 222 North LaSalle Street, Suite 2000 Chicago, Illinois 60601	33,425,181	9.5%

Capital Research Global Investors (d) 333 South Hope Street Los Angeles, California 90071	28,404,700	8.1%
(a)	The information for Capital Research Global Investors (Capital Research) is as of December 31, 2012.
(b)	Fidelity Trust Company, N.A. (Fidelity) is the trustee of the General Dynamics Corporation 401(k) Plan and the General Dynamics Corporation 401(k) Plan for Represented Employees. Evercore Trust Company, N.A. (Evercore) is the independent fiduciary and investment manager for the assets of the General Dynamics Stock Fund under the General Dynamics Corporation 401(k) Plan Master Trust. Evercore has shared voting power over the shares held in the General Dynamics Stock Fund. Share information for Fidelity and Evercore is based solely on information provided on behalf of those entities.
(c)	This information is based solely on information provided on behalf of Mr. Crown. Longview Asset Management, LLC (Longview) manages substantially all of the Common Stock held by a number of persons, including Mr. Crown and members of his family, relatives, certain family partnerships, trusts associated with the Crown family and other entities (the Crown Group). Longview has shared voting and investment power with respect to 33,425,181 shares. James A. Star is the president of Longview and, accordingly, may be deemed to be the beneficial owner of all shares owned by Longview. Mr. Star disclaims beneficial ownership of all such shares. Mr. Star’s address is 222 North LaSalle Street, Suite 2000, Chicago, Illinois 60601. Geoffrey F. Grossman, as sole trustee of the Edward Memorial Trust, is the managing member of Longview and, accordingly, may be deemed to be the beneficial owner of all shares beneficially owned by Longview. Mr. Grossman disclaims beneficial ownership of all such shares. Mr. Grossman’s address is 131 South Dearborn Street, Suite 2400, Chicago, Illinois 60603-5577. The members of the Crown Group disclaim that they are a group for purposes of Section 13(d) of the Exchange Act and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity.
(d)	This information is based solely on information contained in a Schedule 13G filed by Capital Research with the SEC on February 13, 2013.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012, regarding Common Stock that may be issued under our equity compensation plans.

	(A)	(B)	(C)
Plan category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by shareholders	26,124,759	$72.19	19,179,438

Equity compensation plans not approved by shareholders	—	—	—

Total	26,124,759	$72.19	19,179,438

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Audit Committee Report

The Audit Committee of the Board of Directors has furnished the following report.

Five directors serve on the Audit Committee:

William P. Fricks (chair), James S. Crown, Lester L. Lyles,	William A. Osborn, and Robert Walmsley

None of these directors is an officer or employee of General Dynamics. They all meet the independence requirements of the New York Stock Exchange and Rule 10A-3 of the Exchange Act. The Board has determined that Mr. Fricks and Mr. Osborn each qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission in Item 407(d) of Regulation S-K. The Audit Committee is governed by a written charter approved by the Board. In accordance with that charter, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of General Dynamics. The Committee held 11 meetings in 2012.

The Audit Committee has reviewed and discussed with management and the company’s independent auditors for 2012, KPMG LLP, an independent registered public accounting firm, the company’s audited consolidated financial statements as of December 31, 2012, and for the year ended on that date. Management is responsible for the company’s financial reporting process, including maintaining a system of internal controls, and for preparing the consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). KPMG is responsible for auditing those consolidated financial statements and for expressing an opinion on the conformity of the consolidated financial statements with GAAP. In addition, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee reviewed and discussed with management, the company’s internal auditors and KPMG, management’s report on the operating effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, including KPMG’s related report and attestation.

The Audit Committee has discussed with KPMG the matters required under applicable professional auditing standards and regulations adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received and reviewed the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence, including the compatibility of non-audit services with maintaining KPMG’s independence. Based on the foregoing discussions and reviews, the Audit Committee has satisfied itself as to the independence of KPMG.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in the company’s Annual Report on Form 10-K as of and for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

This report is submitted by the Audit Committee.

William P. Fricks, chair	William A. Osborn
James S. Crown Lester L. Lyles	Robert Walmsley

March 5, 2013

Selection of Independent Auditors

(Proposal 2)

The Audit Committee of the Board of Directors has the sole authority to retain the company’s independent auditors and is responsible for the compensation and oversight of the work of the independent auditors for the purpose of preparing or issuing an audit report or related work. The Audit Committee has selected KPMG, an independent registered public accounting firm, as our independent auditors for 2013. KPMG has been retained as the company’s independent auditor since 2002. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent auditor firm. The members of the Audit Committee believe that the continued retention of KPMG to serve as the company’s independent auditor is in the best interests of the company and its shareholders.

Your Board of Directors is submitting this selection of KPMG as the independent auditors for 2013 to an advisory vote of the shareholders. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. Nevertheless, as a good corporate governance practice, your Board has determined to solicit the vote of the shareholders on an advisory basis in making this appointment.

If the shareholders do not vote on an advisory basis in favor of the selection of KPMG as our independent auditors, the Audit Committee will reconsider whether to engage KPMG but may ultimately determine to engage that firm or another audit firm without resubmitting the matter to shareholders. Even if the shareholders vote in favor of the selection of KPMG, the Audit Committee may in its sole discretion terminate the engagement of KPMG and direct the appointment of another independent auditor at any time during the year.

Audit and Non-Audit Fees

The following table shows aggregate fees for professional services rendered by KPMG for the audit of our annual consolidated financial statements for the years 2011 and 2012, and fees billed for other services rendered by KPMG during those years.

	2011	2012
Audit Fees (a)	$18,228,000	$19,326,000
Audit-related Fees (b)	1,600,000	1,680,000
Tax Fees (c)	1,259,000	1,361,000
All Other Fees (d)	360,000	30,000

Total Fees	$21,447,000	$22,397,000

(a)	Audit fees are fees for professional services performed by KPMG for the audit of our consolidated annual financial statements (including the audit of internal control over financial reporting) and review of our consolidated quarterly financial statements. These fees also include fees for services that are normally provided in connection with statutory and regulatory filings.
(b)	Audit-related fees are fees for assurance and related services performed by KPMG that are reasonably related to the performance of the audit or review of our consolidated financial statements. These fees consist primarily of fees for professional services for benefit plan audits.
(c)	Tax fees are fees for professional services performed by KPMG for tax compliance, tax advice and tax planning. These fees consist primarily of fees for tax return preparation and review, tax compliance services for expatriates and advice regarding tax implications of certain transactions.
(d)	All other fees are primarily related to professional services performed by KPMG for information technology contract compliance, assessment and advisory services.

Auditor Independence.    The Audit Committee has considered whether the services rendered by KPMG are compatible with maintaining KPMG’s independence. Representatives of KPMG are expected to attend the Annual Meeting, may make a statement if they desire to do so and will be available to respond to questions.

Policy on Pre-Approval.    The company and the Audit Committee are committed to ensuring the independence of the external auditors, both in fact and in appearance. Therefore, in accordance with the applicable rules of the Securities and Exchange Commission, the Audit Committee has established policies and procedures for pre-approval of all audit and permitted non-audit services provided by the independent auditors. The Audit Committee determines annually whether to approve all audit and permitted non-audit services proposed to be performed by the independent auditors (including an estimate of fees). If other audit or permitted non-audit services not included in the pre-approved services are required during the year, such services, subject to a de minimis exception for non-audit services, must be approved in advance by the Audit Committee. The Audit Committee may delegate authority to grant pre-approvals to its chair or a subcommittee as it deems appropriate, subject to a reporting obligation to the Audit Committee. All audit and permitted non-audit services listed above were pre-approved.

Your Board of Directors unanimously recommends a vote FOR this proposal.

Advisory Vote to Approve Executive Compensation

(Proposal 3)

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking shareholder input on our executive compensation as disclosed in this proxy statement. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that emphasizes performance while providing the tools necessary to attract and retain the best talent.

As described in the Compensation Discussion and Analysis section beginning on page 21 of this proxy statement, our executive compensation program is designed to create incentives both for strong operational performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management with the interests of our shareholders. In evaluating our executive compensation program, key considerations include:

•

On average, salaries, which are targeted at the 50th percentile of market survey data, represent less than half of our senior executives’ compensation. The majority of the senior executives’ compensation is performance-based (through bonus and equity awards) and, therefore, at risk.

•

Because 2012 performance did not reflect our long history of excellent results, the Compensation Committee awarded bonus payments for 2012 that were significantly lower for certain named executive officers than the prior year’s bonuses and that resulted in total cash compensation for all named executive officers below the 50th percentile of the competitive market data.

•

At the executive level, the majority of compensation is equity-based, vests over time and is tied directly to long-term shareholder value. Because the relevant performance metric for performance restricted stock units (PRSUs) granted in 2012 was not achieved, these PRSUs (with an estimated $35 million grant date fair value) were forfeited. Additionally, stringent stock ownership requirements for our executive officers ensure that our management team is incentivized to act in the best interests of our shareholders.

•

Our compensation program is based on setting strong operating plan goals that are challenging, achievable in light of current market conditions, incentivize value creation and ultimately contribute to the creation of shareholder value.

•

We believe the use of discretion in our executive compensation program results in reasonable and rational compensation decisions, allowing us to set challenging goals while not encouraging excessive risk-taking that could be detrimental to our shareholders.

For these reasons, the Board recommends shareholders vote in favor of the following resolution:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote is advisory and is not binding on the Board. However, the Compensation Committee of the Board expects to take into account the outcome of the vote as it continues to consider the company’s executive compensation program.

Your Board of Directors unanimously recommends a vote FOR this proposal.

Shareholder Proposal – Lobbying Disclosure

(Proposal 4)

We have been advised by the New York State Common Retirement Fund, owner of 1,124,716 shares of Common Stock, that it intends to present the following shareholder proposal at the Annual Meeting. We are not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponent. Our reasons for opposing the proposal are also presented below.

Proposal and Supporting Statement

Whereas, corporate lobbying exposes our company to risks that could affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholder of General Dynamics Corp. (“General Dynamics”) request that the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.
2.	Payments by General Dynamics used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.
3.	General Dynamics’ membership in and payments to any tax-exempt organization that writes and endorses model legislation.
4.	Description of the decision making process and oversight by management and the Board for making payments described in section 2 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which General Dynamics is a member.

Both “direct and indirect” lobbying and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. We believe such disclosure is in shareholders’ best interests. General Dynamics does not disclose its trade association payments or the portions used for lobbying on its website. Absent a system of accountability, company assets could be used for objectives contrary to General Dynamics’ long-term interests.

General Dynamics spent approximately $11.4 million in 2011 on direct federal lobbying activities (opensecrets.org) and its lobbying around the M1 Abrams tank garnered negative publicity (http://www.mcclatchydc.com/2012/07/30/158730/m1-abrams-tank-builder-pushes.html). This figure may not include grassroots lobbying to directly influence legislation by mobilizing public support or opposition and does not include lobbying expenditures to influence state legislation. And General Dynamics does not disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as the American Legislative Exchange Council (“ALEC”).

We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots lobbying.

Statement by your Board of Directors Against the Shareholder Proposal

This proposal requests that your Board authorize the preparation of an annual report summarizing our company’s lobbying-related expenditures. General Dynamics currently files detailed public lobbying reports and provides additional information on our website highlighting the company’s political, lobbying and trade association involvement. Therefore, the Board believes that generating an additional report would impose an unnecessary burden and expense on our company with limited, if any, benefit to shareholders. Your Board recommends voting against this proposal.

General Dynamics submits public quarterly lobbying disclosures in accordance with federal law which provide timely and detailed information on lobbying expenditures.

Each quarter we file a publicly available federal Lobbying Disclosure Act report that provides specific information on all General Dynamics activities associated with influencing legislation through communications with any member or employee of a legislative body or with any covered executive branch office. The report also quantifies our expenditures for the quarter, describes the specific pieces of legislation that were the subject of our lobbying efforts and identifies the individuals who lobbied on behalf of our company. Outside consultants who lobby on our behalf also file reports detailing their efforts on the company’s behalf. All of these reports are available from the web sites of the Secretary of the United States Senate and the Clerk of the United States House of Representatives. To improve our company’s level of transparency and in response to the shareholder proposal, we have recently added a link to those sites on our investor relations web page, at www.investorrelations.gd.com.

General Dynamics provides additional information about corporate political contributions and trade association membership on our company’s website.

Our website information includes:

•	A summary of our corporate political contributions, including amounts contributed to 501(c)(4) organizations and organizations that function under Section 527 of the Internal Revenue Code

•	A description of our oversight process

•	A summary of the types of trade organizations to which we pay annual dues greater than $5,000

•	A list of the associations with which we expend the majority of our trade association dues

•	The total spent on trade association dues

General Dynamics maintains rigorous controls, policies and management oversight of political activities.

As part of a comprehensive effort to ensure compliance with all applicable laws relating to political activities, we have a written policy governing lobbying practices. This policy covers compliance with laws and regulations regarding the lobbying of government officials, the duty to track and report lobbying activities, and the obligation to treat lobbying costs and expenses as nondeductible for tax purposes and unallowable for purposes of U.S. Government contracts. It requires that all lobbying contacts with covered government officials be coordinated with and approved by a senior executive who oversees our government relations.

Additionally, both the Chief Financial Officer and the Vice President – Taxes review and provide the quarterly lobbying information included in our public lobbying disclosure filing. To ensure appropriate Board oversight of political activities, your Board is briefed annually on both our political spending and its trade association expenditures.

General Dynamics has not engaged in grassroots lobbying as defined by this proposal, and its indirect and state lobbying expenditures are reflected in our quarterly lobbying reports.

The proposal seeks to have the company disclose “grassroots lobbying communications” and “indirect lobbying.” General Dynamics has not engaged in “grassroots lobbying communications” as defined by the proposal. “Indirect lobbying,” as defined by the proposal, is lobbying by trade associations or other organizations of which our company is a member. Those portions of the dues we pay to trade associations which are attributable to lobbying are reflected in our quarterly lobbying reports. Similarly, our state lobbying expenditures, which represent only a very small portion of our lobbying expenditures, are also reflected in our quarterly lobbying reports.

Because information that the proposal seeks is already reported publicly, the Board believes that the proposal is an unnecessary duplication of the company’s existing processes and disclosures that would not materially add to shareholder understanding of the company’s lobbying activities and would not be a prudent use of shareholder resources.

Your Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Shareholder Proposal – Human Rights Policy

(Proposal 5)

We have been advised by the Loretto Literary & Benevolent Institution, 590 East Lockwood, St. Louis, Missouri 63119-3279, owner of 400 shares of Common Stock, that it intends to present the following shareholder proposal at the Annual Meeting. We are not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponent. Our reasons for opposing the proposal are also presented below.

Proposal and Supporting Statement

WHEREAS:

Expectations of the global community are growing, such that companies must have policies in place that promote and protect human rights within their areas of activity and sphere of influence to help promote and protect a company’s reputation as a good corporate citizen.

Corporations operating in countries with civil conflict, weak rule of law, endemic corruption, poor labor and environmental standards face serious risks to reputation and shareholder value when they are seen as responsible for, or complicit in, human rights violations.

General Dynamics is a global leader in producing, supporting and sustaining land and expeditionary combat systems for the U.S. military and its allies and in mission critical and information technologies. General Dynamics is 6th on the 2012 Top 100 Defense Contractors, as of this filing, at $5.5 billion and ranked 5 in 2011 (Washington Technology website 11-13-12).

Neither our company’s Code of Business Conduct nor its Corporate Sustainability Report addresses human rights, a major corporate responsibility issue. Without a human rights policy, General Dynamics faces reputation risks by operating in countries where rule of law is weak and human rights abuses well documented, e.g. Afghanistan and in the Middle East. (U.S. State Department Advancing Freedom and Democracy Report)

We recommend our company base human rights policies on the United Nations Guiding Principles on Business and Human Rights and the International Bill of Human Rights.

RESOLVED: Shareholders request management to review policies related to human rights to assess areas where General Dynamics needs to adopt and implement additional policies and to report its findings by December 2013, omitting proprietary information and prepared at reasonable expense.

Supporting Statement

We recommend the review include:

1.	Risk assessment to determine potential for human rights abuses in locations where General Dynamics operates, such as the Middle East, parts of Asia and other civil-strife/war-torn areas;

2.	A report on the current system which ensures that General Dynamics contractors and suppliers are implementing human rights policies in their operations, including monitoring, training, addressing issues of non-compliance and assurance that trafficking-related concerns, particularly in the extractive minerals industry sector, are being addressed; and

3.	The General Dynamics strategy of engagement with internal and external stakeholders.

We urge you to vote FOR this proposal.

Statement by your Board of Directors Against the Shareholder Proposal

This proposal requests that your Board review our company’s policies related to human rights and report its findings by December 2013. The proponent submitted a substantially similar proposal in each of the past two years. The Board continues to believe that this type of a report would impose an unnecessary burden and expense on our company with limited, if any, benefit to our shareholders. Your Board recommends voting against this proposal.

Throughout our history, General Dynamics has endeavored to foster a culture of ethical behavior and integrity. We take seriously our role as a good corporate citizen and we believe in sustainable business practices, which include supporting the environment and the communities in which we work. Our commitment to corporate social responsibility is evident in two core documents, the General Dynamics Standards of Business Ethics and Conduct Handbook, commonly referred to as the “Blue Book,” and our Corporate Sustainability Report, both of which are available on our website at www.generaldynamics.com.

The Blue Book expressly states the company’s expectation that all employees conduct General Dynamics’ global business in accordance with the law, our policies and our values. It reminds our employees regardless of location to sustain General Dynamics’ ethical business reputation by adhering to our principles of integrity, honesty and respect. In conjunction with our corporate policies, the Blue Book establishes policies and practices that address a wide range of human rights and workplace issues, many of which are consistent with the human rights standards and declarations referenced in the shareholder proposal. Our corporate policies and the Blue Book address many areas of corporate social responsibility, including the following:

•	business ethics

•	international business practices and compliance

•	the health, wellness and safety of our employees

•	equal employment opportunity and affirmative action

•	unacceptable workplace conduct and harassment

•	privacy and security of personal information

•	prohibition against retaliation

•	compliance with environmental laws

•	compliance with U.S. and international anti-bribery laws

•	community relationships

Among other things, the Blue Book and our corporate policies show General Dynamics’ commitment to maintaining a policy of inclusiveness and fostering a work environment where employees can perform their jobs and pursue their careers free from discrimination and harassment. The Blue Book is available in 14 languages to our employees throughout the world.

In addition, the General Dynamics Corporate Sustainability Report highlights our focus on doing the right thing for our employees, our customers, the environment, and the communities in which we operate. General Dynamics works to sustain the environment and support the communities in which our employees work and live through organizations that are focused on the environment, education, civic matters and the arts.

As a government contractor, the majority of our work is in response to specific government requirements, which we perform within the parameters of U.S. law, the laws of other countries we serve, our corporate policies and our values. We believe that our unwavering commitment to the rule of law and human values is sufficient to meet the test of good corporate citizenship.

In light of the above, your Board of Directors believes that this proposal is unnecessary and drives increased cost and waste.

Your Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Other Information

Additional Shareholder Matters

If any other matters properly come before the Annual Meeting, the individuals named in the proxy card will have discretionary authority to vote the shares they represent on those matters, except to the extent their discretion may be limited under Rule 14a-4(c) of the Exchange Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, as well as anyone who is a beneficial owner of more than 10 percent of a registered class of our stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange, and to furnish us with copies of these forms. To our knowledge, based solely on a review of the copies of Forms 3, 4 and 5 submitted to us, all of our executive officers and directors complied with all filing requirements imposed by Section 16(a) of the Exchange Act during 2012.

Shareholder Proposals for 2014 Annual Meeting of Shareholders

If you wish to submit a proposal for inclusion in our proxy materials to be distributed in connection with the 2014 annual meeting, your written proposal must comply with the rules of the SEC and be received by us no later than November 15, 2013. The proposal should be sent to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

If you intend to present a proposal at the 2014 annual meeting that is not to be included in our proxy materials, including director nominations, you must comply with the various requirements established in our Bylaws. Among other things, the Bylaws require that a shareholder submit a written notice to our Corporate Secretary at the address in the preceding paragraph no earlier than January 1, 2014, and no later than January 31, 2014.

Annual Report on Form 10-K

The Annual Report, which includes our Form 10-K and accompanies this Proxy Statement, is not considered a part of the proxy solicitation material. We will furnish to any shareholder, without charge, a copy of our 2012 Annual Report, as filed with the SEC. A request for the report can be made verbally or in writing to Investor Relations, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042, (703) 876-3583 or through our website. The Form 10-K and other public filings are also available through the SEC’s website at www.sec.gov and on our website at www.generaldynamics.com, under the “Investor Relations – SEC Filings” captions.

Delivery of Documents to Shareholders Sharing an Address

We will deliver only one Annual Report and Proxy Statement to shareholders who share a single address unless we have received contrary instructions from any shareholder at the address. In that case, we will deliver promptly a separate copy of the Annual Report and Proxy Statement. For future deliveries, shareholders who share a single address can request a separate copy of our Annual Report and Proxy Statement. Similarly, if multiple copies of the Annual Report and Proxy Statement are being delivered to a single address, shareholders can request a single copy of the Annual Report and Proxy Statement for future deliveries. To make a request, please call 703-876-3000 or write to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

Falls Church, Virginia

March 15, 2013

GENERAL DYNAMICS IMPORTANT ANNUAL MEETING INFORMATION

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ELECTRONIC VOTING INSTRUCTIONS

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE COLORED BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m. Eastern Time on May 1, 2013. If you are a participant in the Company’s 401(k) plans, proxies must be received by 9:00 a.m. Eastern Time on April 29, 2013. Vote by Internet

• Go to www.envisionreports.com/GD

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website Vote by telephone

• Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call. • Outside USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.

• Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1. 1. Election of Directors:

+ For Against Abstain

For Against Abstain

For Against Abstain

01 - Mary T. Barra

05 - Paul G. Kaminski

09 - William A. Osborn

02 - Nicholas D. Chabraja

06 - John M. Keane

10 - Robert Walmsley

03 - James S. Crown

07 - Lester L. Lyles

04 - William P. Fricks

08 - Phebe N. Novakovic

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 2 AND 3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 4 AND 5.

For Against Abstain

For Against Abstain

2. Selection of Independent Auditors.

4. Shareholder proposal with regard to lobbying disclosure.

3. Advisory Vote to approve Executive Compensation.

5. Shareholder proposal with regard to a human rights policy.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C 1234567890 J N T

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 1 5 8 7 6 4 1

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DIRECT DEPOSIT NOTICE

General Dynamics Corporation and Computershare remind you of the opportunity to have your quarterly dividends electronically deposited into your checking or savings account. The main benefit of direct deposit to you is knowing that your dividends are in your account on the payable date.

Telephone inquiries regarding your stock, including registration for direct deposit of dividends, should be made to Computershare’s automated Toll-Free Telephone Response Center at 1-800-519-3111.

General Dynamics Corporation encourages you to take advantage of one of the convenient ways by which you can vote your shares for matters to be covered at the 2013 Annual Meeting of Shareholders. You can vote your shares electronically through the Internet or by telephone, either of which eliminates the need to return the proxy card. If you do not wish to vote through the Internet or by telephone, you can vote by mail by following the instructions on the proxy card on the reverse side.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — GENERAL DYNAMICS CORPORATION

+ PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 1, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned hereby appoints PHEBE N. NOVAKOVIC, GREGORY S. GALLOPOULOS and L. HUGH REDD, and each of them, as proxy or proxies, with full power of substitution, to vote all shares of common stock, par value $1.00 per share, of GENERAL DYNAMICS CORPORATION, a Delaware corporation, that the undersigned is entitled to vote at the 2013 Annual Meeting of

Shareholders, and at any adjournment or postponement thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the annual meeting, all as more fully described in the Proxy Statement for the 2013 Annual Meeting of Shareholders.

THIS PROXY WHEN PROPERLY EXECUTED AND TIMELY RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. ON ANY OTHER MATTERS THAT MAY PROPERLY COME

BEFORE THE MEETING, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES NAMED ABOVE, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF

THIS PROXY IS PROPERLY EXECUTED AND TIMELY RETURNED BUT NO DIRECTION IS MADE HEREON, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR

PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSALS 4 AND 5.

PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR,

TRUSTEE, GUARDIAN OR IN ANY OTHER REPRESENTATIVE CAPACITY, PLEASE GIVE FULL TITLE AS SUCH.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.